UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Discovery Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

March 31, 2009

Dear Stockholders,

You are cordially invited to attend our annual meeting of stockholders at 10:00 a.m. on May 11, 2009 at our corporate headquarters building at One Discovery Place, Silver Spring, Maryland 20910.

If you hold shares of Series A or Series B common stock or Series A convertible preferred stock, you will be asked to vote on a number of important matters, which are listed in the Notice of Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the proposals listed as Items 1 and 2 in the Notice.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented.

Thank you for your continued support and interest in our company and I look forward to seeing you at the annual meeting.

Sincerely,

John S. Hendricks
Founder and Chairman of the Board
Discovery Communications, Inc.

DISCOVERY COMMUNICATIONS, INC.
a Delaware Company

One Discovery Place
Silver Spring, Maryland 20910
(240) 662-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Discovery Communications Stockholders:

You are cordially invited to attend, and notice is hereby given of, the 2009 Annual Meeting of Stockholders of Discovery Communications, Inc. to be held at our offices at One Discovery Place, Silver Spring, Maryland, on May 11, 2009 at 10:00 a.m., local time, for the following purposes:

1. To elect five directors, two of whom will be elected by the holders of shares of our Series A common stock and Series B common stock voting together as a single class, and three of whom will be elected by the holders of shares of our Series A convertible preferred stock voting separately as a class.

2. To consider and vote upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2009.

The stockholders will also act on any other business that may properly come before the meeting or any adjournments thereof.

The close of business on March 16, 2009 was the record date for determining the holders of shares of our Series A and Series B common stock and Series A convertible preferred stock entitled to notice of and to vote at the annual meeting and any adjournment thereof. For a period of at least ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder during ordinary business hours at our corporate headquarters located at One Discovery Place, Silver Spring, Maryland.

By Order of the Board of Directors,

Joseph A. LaSala, Jr.
Senior Vice President, General Counsel and
Secretary

March 31, 2009

2009 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT
THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Q:	Who is soliciting my vote?

The Discovery Communications, Inc. Board of Directors is soliciting your vote on proposals being submitted to our Annual Meeting of Stockholders to be held on May 11, 2009.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with the SEC’s proxy delivery rules, we intend to commence distribution on or about March 31, 2009 of a notice (the “Notice of Internet Availability of Proxy Materials”) indicating that this Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, our Annual Report to Stockholders and our Form 10-K will be made available at www.proxyvote.com. This website will also provide stockholders of Series A and Series B common stock and Series A convertible preferred stock (“Series A preferred stock”) with instructions on how to vote their shares. The Notice of Internet Availability of Proxy Materials also indicates how you may request printed copies of these materials, including, for holders of Series A and Series B common stock and Series A preferred stock, the proxy card or voting instruction card.

Q:	What matters will be voted on at the Annual Meeting?

A:	The principal business of the meeting will be the following matters:

• the election of two Class I directors by the holders of our Series A common stock and Series B common stock, voting together as a single class, and the election of three directors by the holders of our Series A preferred stock, voting separately as a class; and

• the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for the fiscal year ending December 31, 2009.

We will also transact such other business as may properly be presented at the meeting or at any postponements or adjournments of the meeting. However, we are not aware of any other matters to be acted upon at the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:	The close of business on March 16, 2009 was the record date for determining the holders of our Series A and Series B common stock and Series A preferred stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The Notice of Internet Availability of Proxy Materials received by the holders of Series A and Series B common stock and Series A preferred stock will explain how they may vote their shares. Holders of our non-voting Series C common stock and Series C convertible preferred stock (“Series C preferred stock) may access and receive this proxy statement and related materials but are not entitled to vote at the Annual Meeting or any adjournment thereof.

Q:	How many shares can vote at the Annual Meeting?

A:	As of March 16, 2009, we had outstanding 134,032,227 shares of Series A common stock, with each of those shares being entitled to one vote, 6,598,161 shares of Series B common stock, with each of those shares being entitled to 10 votes and 140,630,479 shares of Series C common stock, which are not entitled to vote. We also had outstanding 71,107,312 shares of Series A preferred stock, with each of those shares being entitled to one vote and 71,107,312 shares of Series C preferred stock, which are not entitled to vote.

Q:	How many shares must be present or represented at the Annual Meeting to conduct business at the meeting?

A:	With respect to Proposal 1, the presence, in person or by properly executed proxy, of the holders of a majority of the total voting power of the outstanding shares of (a) the Series A common stock and Series B common stock, voting together as a single class, entitled to a separate vote on the election of two directors at the meeting will constitute a quorum for purposes of this class vote and (b) the Series A preferred stock entitled to a separate class vote on three directors at the meeting will constitute a quorum for purposes of this class vote. The presence, in person or by properly executed proxy, of the holders of a majority in voting power of the Series A common stock, Series B common stock and Series A preferred stock, with the preferred stock considered on an as converted to common stock basis, voting together as a single class will constitute a quorum for the combined class votes on Proposal 2.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) will be treated as present for purposes of determining the presence of a quorum.

Q:	What vote is required to elect directors?

A:	With respect to Proposal 1, two directors are to be elected by the holders of our Series A common stock and Series B common stock, voting together as a single class, and three directors are to be elected by the holders of our Series A preferred stock, voting separately as a class. In each separate class vote, the directors will be elected by each receiving a plurality of the votes cast by the holders of the outstanding shares of Series A common stock and Series B common stock, voting together, and the Series A preferred stock, as applicable, present in person or by proxy and entitled to vote.

• If you submitted a proxy card on which you indicated that you abstain from voting, it will have no effect on the election of directors.

• Broker non-votes will not be counted as votes cast and therefore will have no effect on the election of directors.

Q:	What vote is required to ratify the selection of auditors?

A:	The affirmative vote of the holders of a majority of the outstanding Series A common stock, Series B common stock and Series A preferred stock, voting as a single class, present in person or by proxy and entitled to vote is required to ratify Proposal 2.

• If you submit a proxy card on which you indicate that you abstain from voting, it will have the same effect as a vote “AGAINST” the ratification of the selection of auditors.

• Broker non-votes will not be counted as votes cast and therefore will have no effect on the auditors ratification proposal.

Q:	How can I vote my shares at the Annual Meeting?

A:	If you are a holder of Series A or Series B common stock or Series A preferred stock, telephone and Internet voting is available 24 hours a day through 11:59 p.m. (Eastern Time) on May 10, 2009. If you are located in the United States or Canada and are a stockholder of record, you can vote your shares by calling toll-free 1-800-690-6903. Whether you are a stockholder of record or a beneficial owner, you can also vote your shares by Internet at www.proxyvote.com.

Both the telephone and Internet voting systems have easy to follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your shares by telephone or Internet, you should have in hand when you call or access the website, as applicable, the Notice of Internet Availability of Proxy Materials or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you vote by telephone or Internet, you do not need to return your proxy card to us.

If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting.

Properly completed proxies will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted “FOR” Proposals 1 and 2.

While we encourage holders of Series A and Series B common stock and Series A preferred stock to vote by proxy, you also have the option of voting your shares of Series A and Series B common stock and Series A preferred stock in person at the Annual Meeting. If your shares of Series A or Series B common stock or Series A preferred stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares of stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Series A or Series B common stock or Series A preferred stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record (i.e., your broker, bank or other nominee) giving you the right to vote the shares of Series A or Series B common stock or Series A preferred stock.

Q:	If my Discovery shares are held in “street name” by a broker, bank or other nominee, will the broker, bank or other nominee vote my shares on each of the annual business proposals?

A:	If you hold your shares in street name and do not provide voting instructions to your broker, bank or other nominee, your shares may, in the discretion of the broker, bank or other nominee, be voted on the election of directors proposal and the auditors ratification proposal.

Q:	May I change my vote after returning a proxy card or voting by telephone or over the Internet?

A:	Yes. Before your proxy is voted at the Annual Meeting, you may change your vote on the proposals by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the Annual Meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to: Discovery Communications, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Any signed proxy revocation or new signed proxy must be received before the start of the Annual Meeting. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held in an account by a broker, bank or other nominee who you previously contacted with voting instructions, you should contact your broker, bank or other nominee to change your vote.

Q:	How do I obtain admission to the Annual Meeting?

A:	Stockholders of record on the record date will be admitted to the meeting with photo identification and proof of stock ownership, such as the Notice of Internet Availability of Proxy Materials. If you hold Discovery stock in street name, you must bring a copy of an account statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present valid proof of proxy. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will pay the cost of solicitation of proxies, including the preparation, website posting, printing and delivery of the Notice of Internet Availability of Proxy Materials, proxy statement and related materials. We will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to beneficial owners.

CORPORATE GOVERNANCE

Discovery Communications, Inc. (“us,” “we,” or “Discovery”) was formed on September 17, 2008 in connection with our predecessor, Discovery Holding Company (“DHC”), and Advance/Newhouse Programming Partnership combining their respective interests in Discovery Communications Holding, LLC and exchanging those interests with and into Discovery (the “Transaction”). Our corporate governance policies and procedures were established immediately after the Transaction.

Corporate Governance Guidelines

In September 2008, the Board of Directors adopted our Corporate Governance Guidelines (the “Guidelines”), which are available on our website at www.discoverycommunications.com. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the Board’s responsibility is to oversee the management of Discovery and to help assure that the interests of the stockholders are served;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors meet at least twice a year in executive session;

•	directors have unabridged access to senior management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

The Board will periodically review and update the Guidelines as needed. Printed copies of our Guidelines are available to any stockholder upon request to the Corporate Secretary, at the address specified below under “Stockholder Communications with Directors.”

Director Independence

It is our policy that a majority of the members of our Board of Directors be independent. For a director to be deemed independent, a director must be independent as determined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules and, in the Board of Directors’ judgment, the director must not have a relationship with Discovery that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 4200(a)(15) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Discovery’s Board of Directors has determined that Robert R. Beck, Paul A. Gould, Lawrence S. Kramer, Robert J. Miron, Steven A. Miron, M. LaVoy Robison and J. David Wargo are independent directors.

Code of Conduct

We have a Code of Business Conduct and Ethics (the “Code”) that is applicable to all of our directors, officers and employees. The Board approved this Code in September 2008 and will review it regularly. The Code is available, and any amendments or waivers that would be required to be disclosed are posted, on our website at www.discoverycommunications.com. Printed copies of the Code are also available upon request to the Corporate Secretary at the address specified below, under “Stockholder Communications with Directors.”

Committees of the Board of Directors

Audit Committee

The Board of Directors has established an Audit Committee, whose members are Messrs. Robison (Chair), Kramer and Wargo. The Board of Directors has determined that M. LaVoy Robison is an “Audit Committee Financial Expert” as defined under SEC rules. The Audit Committee reviews and monitors the corporate financial reporting and the internal and external audits of Discovery. The committee’s functions include, among other things:

•	appointing or replacing our independent auditors;

•	reviewing and approving in advance the scope of and fees for our annual audit and reviewing the results of our audits with our independent auditors;

•	reviewing and approving in advance the scope of and the fees for non-audit services of our independent auditors;

•	reviewing our audited financial statements with our management and independent auditors and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

•	overseeing the performance of services by our independent auditors, including holding quarterly meetings to review the quarterly reports of our independent auditors, discussing with our independent auditors issues regarding the ability of our independent auditors to perform such services, obtaining, annually, a letter from our independent auditors addressing certain internal quality-control issues, reviewing with our independent auditors any audit-related problems or difficulties and the response of our management, and addressing other general oversight issues;

•	reviewing compliance with, and the adequacy of, our existing major accounting and financial reporting policies;

•	overseeing the implementation and maintenance of an internal audit function, discussing with our independent auditors and management the internal audit function’s responsibilities, budget and staff, periodically reviewing with our independent auditors the results and findings of the internal audit function and coordinating with management to ensure that the issues associated with such results and findings are addressed;

•	reviewing and overseeing compliance with, and establishing procedures for the treatment of alleged violations of the Code; and

•	preparing a report for the annual proxy statement, which is included on page 18 of this proxy statement.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.discoverycommuncations.com.

Compensation Committee

The Board of Directors has established a Compensation Committee, whose members are Messrs. R. Miron (Chair), Gould, and Beck. The committee’s functions include, among other things:

•	reviewing and approving corporate goals and objectives relevant to our CEO’s compensation;

•	evaluating our CEO;

•	determining our CEO’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other executives;

•	reviewing and making recommendations on stock compensation arrangements for all employees;

•	reviewing and making recommendations to the Board for compensation for non-employee directors for their service on the Board and its committees;

•	overseeing the employee benefit programs and other compensation programs;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 20 of this Proxy Statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 19 of this Proxy Statement.

The Compensation Committee reviews, and with the exception of equity awards, which are approved by the Equity Compensation Subcommittee as discussed below, approves all forms of compensation provided to our executive officers.

Because Mr. R. Miron’s son-in-law is one of our employees, Mr. R. Miron cannot be deemed a “non-employee director” under the SEC’s rules, which provide certain exemptions from Section 16 of the Exchange Act for equity awards approved by a committee composed entirely of non-employee directors. In order to have the equity-based compensation paid to our executive officers approved by a committee composed entirely of non-employee directors, the Compensation Committee established the Equity Compensation Subcommittee (the “Subcommittee”). The Subcommittee was established for the purpose of administering equity and equity-related awards and its members are Messrs. Gould (Chair) and Beck.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available on Discovery’s website at www.discoverycommunications.com.

Prior to the closing of the Transaction, compensation matters for the executive officers generally were managed with the review and approval of the designated member representatives: Robert R. Bennett, then-President of DHC and Robert J. Miron, Chairman of Advance/Newhouse (the “member representatives”). Upon closing of the Transaction, the Compensation Committee of our Board of Directors was created and assumed responsibility for executive compensation matters.

The processes and procedures followed by our Compensation Committee in considering and determining executive compensation, including the use of consultants and other outside advisors, are described below in “Compensation Discussion and Analysis” and “— Relationship with and Role of the Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No member of Discovery’s Compensation Committee is a current or former officer or, during 2008 an employee, of Discovery or any of its subsidiaries. None of Discovery’s executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the Compensation Committee.

Relationship with and Role of the Compensation Consultant

The Compensation Committee engaged the services of an independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), to advise it on compensation matters generally and specifically on compensation decisions for our executive officers. The compensation consultant was retained by the member representatives shortly before the Transaction to assist with transition activities and had not provided services to the company previously; the consultant is retained directly by, and reports to, the Compensation Committee. In the course of providing services to the Compensation Committee, however, Semler Brossy regularly works with management to implement the Compensation Committee’s directives and support its overall responsibilities. Semler Brossy assisted the Compensation Committee by, among other services:

•	assisting in a peer group and competitive benchmarking process and analysis for named executive officer and other executive compensation used in the February 2009 annual salary review, bonus, and long-term incentive decisions;

•	helping to design the tally sheets and other analytical tools used by the Compensation Committee in making these decisions;

•	advising on director and employee compensation and equity grants; and

•	consulting with the member representatives on the transition from awards under the Discovery Appreciation Plan, an equity-type program that was the primary vehicle for delivering long-term incentives prior to the Transaction, to equity awards.

Semler Brossy does not provide services to the company other than its services to the Compensation Committee.

Nominating and Corporate Governance Committee

The Discovery Board of Directors has established a Nominating and Corporate Governance Committee, whose members are Messrs. Wargo (Chair), Robison, Kramer, S. Miron and Gould. Its primary functions are:

•	to oversee corporate governance matters generally, including reviewing and recommending changes in our Guidelines, and the independence standards and qualifications for Board membership set forth in the Guidelines;

•	to oversee the annual evaluation of the performance of the Board and each of its other committees;

•	to identify individuals qualified to be members of the Board and to recommend Board nominees;

•	to review and make recommendations concerning the independence of Board members;

•	to review and approve related person transactions;

•	to review the application to Board members of membership qualifications under the Guidelines; and

•	to review and make recommendations concerning membership on Board committees and on committee structure and responsibilities.

Discovery’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on Discovery’s website at www.discoverycommunications.com.

Executive Committee

The primary function of the Executive Committee is to exercise powers of the board on matters of an urgent nature that arise between regularly scheduled board meetings, subject to certain limitations. The Executive Committee may not exercise the Board’s powers to approve matters that must be submitted to the stockholders for their approval, appoint directors or officers, amend our Articles of Incorporation or Bylaws or approve offerings of our capital stock, for example. The members of the Executive Committee are Messrs. Hendricks (Chair), Bennett, Malone, R. Miron and Zaslav.

Other Committees

The board, by resolution, may from time to time establish certain other committees of the board, consisting of one or more of the directors of Discovery. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

Board Meetings

Discovery

During 2008, there were five meetings of Discovery’s Board of Directors, four meetings of Discovery’s Compensation Committee, six meetings of Discovery’s Equity Compensation Subcommittee, three meetings of Discovery’s Audit Committee, one meeting of Discovery’s Nominating and Corporate Governance Committee and one meeting of Discovery’s Executive Committee.

DHC

Prior to the Transaction being completed, DHC’s Board consisted of Messrs. Malone, Bennett, Gould, Robison and Wargo. During 2008, there were three meetings of DHC’s Board of Directors, three meetings of DHC’s Audit Committee, two meetings of DHC’s Compensation Committee and no meetings of DHC’s Executive Committee.

Director Attendance at Board and Annual Meetings

Each director of Discovery and DHC attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he served. Discovery’s Board of Directors encourages all members of the board to attend each annual meeting of the company’s stockholders. Discovery did not have an annual meeting of stockholders in 2008. DHC’s Board of Directors encouraged all members of the board to attend each annual meeting of stockholders. Three directors attended DHC’s last annual meeting of stockholders in September 2008.

Director Nomination Process

Under its charter, the Nominating and Corporate Governance Committee is responsible for recommending to the Board the slate of nominees to be proposed for election by the Series A and Series B common stockholders at our annual meeting and for reviewing proposals for nominations from stockholders that are submitted in accordance with the procedures summarized below.

The Nominating and Corporate Governance Committee has the authority to employ a variety of methods for identifying and evaluating potential board nominees. Candidates for vacancies on the Board may come to the attention of the committee through several different means, including recommendations from Board members, senior management, professional search firms, stockholder nominations and other sources.

The Committee considers all nominations submitted by stockholders that meet the eligibility requirements outlined in our Bylaws. As required by our Bylaws, stockholder nominations of candidates for election as directors must be submitted in writing to the Corporate Secretary, Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910, no later than the close of business on the 60th day nor earlier than the 90th day prior to the anniversary of the preceding year’s annual meeting. Due to the timing of this annual meeting, and as announced in our press release dated December 18, 2008, the deadline for stockholder nominations of candidates for election as directors was March 3, 2009. We have not received any stockholder nominations of candidates for election as directors for the Annual Meeting. For information on what must be included in the written notice to nominate a candidate for election at the next annual meeting of stockholders, see “Stockholder Proposals” below.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Guidelines. Under these criteria, a candidate:

•	should have a reputation for integrity, honesty and adherence to high ethical standards;

•	should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;

•	should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

•	should have an understanding of the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

•	shall not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director; and

•	shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. In selecting candidates for election to the Board, the Board also considers a director’s independence. These independence standards incorporate the independence standards set forth in the Corporate Governance Rules of Nasdaq.

Stockholder nominees for election to the Board will be evaluated by the Nominating and Corporate Governance Committee based on the criteria specified above and using the same process as a nominee recommended by the Board or management.

Stockholder Communication with Directors

Discovery’s stockholders may send communications to Discovery’s Board of Directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910. Communications from stockholders will be forwarded to Discovery’s directors on a timely basis.

BOARD COMPENSATION

Each year, the Compensation Committee reviews compensation for our non-employee directors. The components of our non-employee director compensation are cash fees and equity awards. The Board believes that appropriate compensation levels help attract and retain superior candidates for Board service and that director compensation should be weighted toward equity-based compensation to enhance alignment with the interests of our stockholders.

We do not have any pension or retirement plans for our non-employee directors. Employee directors do not receive any compensation for their Board service.

The following table shows the cash and equity compensation levels that were in effect in 2008, and which remain in effect currently.

2008 Discovery Non-Employee Director Compensation Levels

Board Service
Cash Compensation
Annual Retainer	$55,000
Per Meeting fee:
Board meetings in excess of 7 annually; in person	$1,500
Board meetings in excess of 7 annually; telephonic	$750
Initial and Annual Equity Compensation
RSUs	$40,000
Stock Options	$40,000
Committee Service (cash)
Annual Retainer for Audit and Compensation Committees	$10,000
Annual Retainer for Nominating and Corporate Governance Committee	$5,000
Annual Retainer for Equity Compensation Subcommittee	$5,000
Annual Retainer for Audit and Compensation Committee Chairs	$10,000
Annual Retainer for Nominating and Corporate Governance Committee Chair	$5,000
Per Meeting fee (Audit and Compensation Committee meetings in excess of 7 annually, Nominating and Corporate Governance Committee in excess of 3 annually)
In person	$1,500
Telephonic	$750

Cash Compensation.  Cash compensation consists of annual retainers and meeting fees. Annual retainers are paid in quarterly installments. The retainer paid to non-employee directors who are elected or appointed after the most recent annual stockholders’ meeting will be prorated based on the quarter in which they join the Board. Non-employee directors also are reimbursed for reasonable out-of-pocket costs for attending each meeting of the Board or any board committee of which they are a member.

Equity Compensation.  Non-employee directors receive stock-based compensation under our 2005 Non-Employee Director Incentive Plan (the “Directors’ Plan”). The Board determined for 2008 and 2009 that the equity awards to directors should consist of stock options and restricted stock units (“RSU”s) of Series A common stock equally. Beginning with our annual meeting in 2009, these equity grants will be made on the date of the annual meeting. The exercise price of options granted to our non-employee directors is equal to the fair market value of a share of our Series A common stock on the date of the grant. The number of Series A common stock options is calculated by dividing the dollar amount of the award by the Black-Scholes value of options for our Series A common stock on the day before the grant date. This may result in the Black-Scholes value of the grant being slightly different from the target value of the grants. The number of RSUs is calculated by dividing the dollar amount of the award by the fair market value of our Series A common stock on the grant date. Both stock options and RSUs will vest 100% on the date of the annual meeting of stockholders following the grant date. Neither the RSUs nor the stock options granted to our directors include the right to receive dividends. For 2008, the value used to calculate the equity awards was prorated to reflect that the directors began their service on the Board of Directors in September 2008.

The following table summarizes the 2008 compensation provided to all persons who served as non-employee directors during 2008.

2008 Non-Employee Director Summary Compensation Table

	Fees Earned
Name	or Paid in Cash	Stock Awards(1)	Option Awards(1)	Total

R. Beck	$20,417	$2,684	$2,754	$25,855
R. Bennett	16,042	2,684	2,754	21,480
P. Gould	21,875	2,684	2,754	27,313
L. Kramer	20,417	2,684	2,754	25,855
J. Malone	16,042	2,684	2,754	21,480
R. Miron	21,875	2,684	2,754	27,313
S. Miron	17,500	2,684	2,754	22,938
M. L. Robison	23,333	2,684	2,754	28,771
J. D. Wargo	21,875	2,684	2,754	27,313

(1)	Represents the dollar amount for financial reporting purposes of all of the directors’ stock awards and option awards in 2008, as determined under Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), rather than an amount paid to or realized by the directors. See Note 15 to the consolidated financial statements included in the accompanying Annual Report for a discussion of the assumptions made in determining the SFAS 123(R) values. The amounts reported disregard estimates of forfeitures of awards with service-based vesting conditions. There can be no assurance that the full SFAS 123(R) amounts will ever be realized by any director. The grant date fair value of the RSU awards made to all non-employee directors in 2008 was $250,200 and the grant date fair value of the stock option awards made to all non-employee directors in 2008 was $256,676. At December 31, 2008, the following directors held vested stock options:

	Series A Common	Series B Common	Series C Common
	Stock Options	Stock Options	Stock Options

Gould	14,535	0	14,535
Robison	14,009	0	14,009
Wargo	12,656	0	12,656

Prior to the closing of the Transaction, Mr. Bennett held an option to purchase 1,667,985 shares of DHC Series B common stock, that at his election, could instead be exercised to purchase 1,667,985 shares of DHC Series A common stock (the “DHC A/B Option”). The DHC A/B Option was converted into an option to acquire shares of our common stock (the “Discovery A/B Option”) in accordance with the terms of the agreements that governed the Transaction, as follows:

	Series A Common	Series B Common	Series C Common
	Stock Options	Stock Options	Stock Options

If exercised for Series A:	931,154	0	931,154
If exercised for Series B:	0	762,101	762,101

Accordingly, the total number of vested stock options held by Mr. Bennett would change, dependent on the exercise of the Discovery A/B Option. Mr. Bennet holds in total the following options:

	Series A Common	Series B Common	Series C Common
	Stock Options	Stock Options	Stock Options

If Discovery A/B Option is exercised for Series A common stock:	1,048,386	0	1,048,386
If Discovery A/B Option is exercised for Series B common stock	117,232	762,101	879,333

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election

Our Board of Directors consists of eight common stock directors, divided among three classes, and three preferred stock directors. Our Class I directors, whose terms expire at the Annual Meeting and are being nominated for reelection for a term that will expire in 2012, are Robert R. Beck. and J. David Wargo Our Class II directors, whose terms will expire at our annual meeting of stockholders in 2010, are John S. Hendricks, M. LaVoy Robison and Paul A. Gould. Our Class III directors, whose terms will expire at our annual meeting of stockholders in 2011, are John C. Malone, Robert R. Bennett and David M. Zaslav. At each annual meeting, the successors of that class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of Discovery stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified. Our bylaws provide that the number of directors will be reduced by one upon the resignation, removal or disqualification of John Hendricks from our Board of Directors.

Our Board of Directors also includes three preferred stock directors, Robert J. Miron, Steven A. Miron and Lawrence S. Kramer, whose terms will expire at the Annual Meeting. Holders of our Series A preferred stock will vote on the election of each of the preferred stock directors, but will not vote on the election of any common stock director. At each annual meeting of stockholders, the successors of the preferred stock directors will be elected to hold office for a term expiring at the following annual meeting of stockholders. The preferred stock directors will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

Five directors will be elected at the meeting. Two of the directors will be voted upon and elected by the holders of shares of Series A common stock and Series B common stock, voting together as a class. Three of the directors will be voted upon and elected by the holders of shares of Series A preferred stock voting separately as a class.

Unless otherwise instructed on the proxy card, the persons named as proxies will vote the shares represented by each properly executed proxy “FOR” the election as directors of the persons named in this Proxy Statement as nominees. Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

The following tables present information, including age, term of office and business experience, for each person nominated for election as a Discovery director and for those directors whose terms of office will continue after the meeting.

The Discovery Board of Directors recommends a vote “FOR” the election of the nominated directors.

Director Nominees for Election by Holders of Shares of Series A Common Stock and Series B Common Stock as Class I Directors with Terms Expiring in 2012

Robert R. Beck Born July 2, 1940	A common stock director of Discovery since September 2008. Since 2001, Mr. Beck has served as an independent consultant, advising on complex financial and business matters. Prior to 2001, Mr. Beck served as a Managing Director of Putnam Investments.
J. David Wargo Born October 1, 1953	A common stock director of Discovery since September 2008. Mr. Wargo served as a director of DHC, our predecessor company, from May 2005 until the completion of the Transaction in September 2008. Mr. Wargo has served as President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993. Mr. Wargo is a director of Strayer Education, Inc. and Liberty Global, Inc. (“Liberty Global”).

Director Nominees for Election by Holders of Series A Preferred Stock

Robert J. Miron Born July 7, 1937	A preferred stock director of Discovery since September 2008. Mr. R. Miron has served as Chairman of Advance/Newhouse Communications and Bright House Networks, LLC (“Bright House”) since July 2002. Mr. R. Miron served as Chief Executive Officer of Advance/Newhouse Communications and Bright House from July 2002 to May 2008 and as President of Advance/Newhouse Communications and Bright House from April 1995 to July 2002. Mr. R. Miron served as President of Newhouse Broadcasting Corporation from October 1986 to April 1995.
Steven A. Miron Born April 24, 1966	A preferred stock director of Discovery since September 2008. Mr. S. Miron has served as Chief Executive Officer of Advance/Newhouse Communications and Bright House since May 2008. Mr. S. Miron served as President of Advance/Newhouse Communications and Bright House from July 2002 to May 2008.
Lawrence S. Kramer. Born April 24, 1950	A preferred stock director of Discovery since September 2008. Mr. Kramer has served as senior advisor at Polaris Venture Partners, a national venture capital firm, since July 2007. From March 2005 to November 2006, Mr. Kramer served as the first president of CBS Digital Media, a division of CBS Television Network (“CBS”). From November 2006 to March 2008, Mr. Kramer held a consulting role at CBS. Prior to joining CBS, Mr. Kramer was Chairman and CEO of Marketwatch, Inc., a financial news business. Mr. Kramer is a director of Answers Corporation and Xinhua Finance Media Ltd.

Common Stock Directors:

Class II Directors with Terms Expiring in 2010

Paul A. Gould Born September 27, 1945	A common stock director of Discovery since September 2008. Mr. Gould served as a director of DHC from May 2005 to September 2008. Mr. Gould has served as a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould is a director of Liberty Media Corporation (“Liberty”), Ampco-Pittsburgh Corporation and Liberty Global.
M. LaVoy Robison Born September 6, 1935	A common stock director of Discovery since September 2008. Mr. Robison served as a director of DHC from May 2005 to September 2008. Mr. Robison has been executive director and a board member of The Anschutz Foundation, a private foundation, since January 1998. Mr. Robison is a director of Liberty.
John S. Hendricks Born March 29, 1952	A common stock director of Discovery since September 2008. Mr. Hendricks is the Founder of Discovery and has served as Chairman of Discovery since September 1982. Mr. Hendricks served as Chief Executive Officer of Discovery from September 1982 to June 2004; and Interim Chief Executive Officer of Discovery from December 2006 to January 2007. Mr. Hendricks continues to provide leadership vision for Discovery’s major content initiatives and also chairs Discovery’s Global Content Committee.

Class III Directors with Terms Expiring in 2011

John C. Malone Born March 7, 1941	A common stock director of Discovery since September 2008. Mr. Malone served as Chief Executive Officer and Chairman of the Board of DHC from March 2005 to September 2008, and a director of DHC from May 2005 to September 2008. Mr. Malone has served as Chairman of the Board and a director of Liberty since 1990. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. from November 1996 to March 1999; and Chief Executive Officer of TCI from January 1994 to March 1999. Mr. Malone is Chairman of the Board of Liberty Global and The DirecTV Group, Inc.; and a director of IAC/InterActiveCorp and Expedia, Inc.
Robert R. Bennett Born April 19, 1958	A common stock director of Discovery since September 2008. Mr. Bennett served as President of DHC from March 2005 to September 2008, and a director of DHC from May 2005 to September 2008. Mr. Bennett served as President of Liberty from April 1997 to February 2006 and as Chief Executive Officer of Liberty from April 1997 to August 2005. Mr. Bennett held various executive positions with Liberty since its inception in 1990. Mr. Bennett is a director of Liberty and Sprint Nextel Corporation.
David M. Zaslav Born January 15, 1960	President, Chief Executive Officer and a common stock director of Discovery since September 2008. Mr. Zaslav has served as President and Chief Executive Officer of Discovery since January 2007. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc., a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC, and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav is a director of TiVo Inc.

Except for Steven A. Miron being the son of Robert J. Miron, there is no family relationship among any of Discovery’s executive officers or directors, by blood, marriage or adoption.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

As provided in its charter, the Audit Committee selects our independent auditors, reviews the scope of the annual audit and pre-approves all audit and non-audit services permitted under applicable law to be performed by the independent auditors. The Audit Committee has evaluated the performance of PricewaterhouseCoopers and has selected them as our independent auditors for fiscal 2009. You are requested to ratify the Audit Committee’s appointment of PricewaterhouseCoopers. Representatives of PricewaterhouseCoopers will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders present at the meeting. Unless stockholders specify otherwise in their proxy, proxies solicited by the Board will be voted by the proxy holders at the annual meeting to ratify the selection of PricewaterhouseCoopers as our independent auditors for fiscal 2009. A majority of the votes cast at the annual meeting on this proposal is required for ratification.

Even if the selection of PricewaterhouseCoopers is ratified, the Audit Committee of Discovery’s board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if Discovery’s Audit Committee determines that a change would be in the best interests of Discovery and its stockholders. In the event Discovery stockholders fail to ratify the selection of PricewaterhouseCoopers, the Audit Committee will consider it as a direction to select other auditors for the year ending December 31, 2009.

KPMG LLP (“KPMG”) was DHC’s independent registered public accounting firm prior to the completion of the Transaction on September 17, 2008. PricewaterhouseCoopers served as Discovery’s independent registered public accounting firm prior to the completion of the Transaction. In connection with the Transaction, Discovery made the decision to appoint PricewaterhouseCoopers, LLP as its independent registered public accounting firm and dismissed KPMG as DHC’s independent registered public accounting firm as of September 18, 2008. This change was approved by Discovery’s Audit Committee. We present in the table below, the fees for professional audit services rendered by KPMG to DHC in 2007 and the fees for professional audit services rendered by PricewaterhouseCoopers to Discovery in 2008.

The audit reports of KPMG on the consolidated financial statements of DHC as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except as follows: KPMG LLP’s report on the consolidated financial statements of DHC and subsidiaries as of and for the years ended December 31, 2007 and 2006, contained a separate paragraph stating that effective January 1, 2006, DHC adopted SFAS 123R, Share-Based Payment. In addition, during DHC’s two most recent fiscal years and through the date of dismissal of KPMG, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

There were no reportable events under Item 304(a)(1)(v) of Regulation S-K that occurred during the fiscal years ended December 31, 2007 and 2006 and through September 18, 2008.

The Company provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish a letter addressed to the United States Securities and Exchange Commission stating whether it agreed with the above statements made by the Company. A copy of such letter, dated September 23, 2008, is filed as Exhibit 16.1 to our Form 8-K filed on September 23, 2008.

The Discovery Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers as Discovery’s independent auditors for the year ending December 31, 2009.

Description of Fees

	PricewaterhouseCoopers	KPMG
	2008	2007

Audit fees(1)	$3,682,000	$1,969,000
Audit-related fees(2)(3)	912,000	33,000
Tax fees(4)	518,000	527,000

Total fees	$5,112,000	$2,529,000

(1)	Audit fees include fees relating to the audit of the financial statements of Discovery, including Discovery Communications Holding, LLC and DHC, statutory audits for Discovery’s foreign subsidiaries and matters related to the Transaction. The 2007 fees reflect the audit of DHC only.

(2)	In 2008, Audit-related fees include fees incurred in preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and audits of financial statements of certain employee benefit plans.

(3)	In 2007, Audit-related fees include fees incurred for due diligence related to potential business combinations and audits of financial statements of certain employee benefit plans.

(4)	Tax fees consisted of tax compliance and consultations regarding the tax implications of certain transactions. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for approximately $41,000 of the total fees billed in 2008. Tax consultation services relate to assistance with tax audits and tax advice related to acquisitions and structure.

Discovery’s Audit Committee has considered whether the provision of services by PricewaterhouseCoopers to Discovery other than auditing is compatible with PricewaterhouseCoopers maintaining its independence and believes that the provision of such other services is compatible with PricewaterhouseCoopers maintaining its independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Discovery’s Audit Committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by Discovery’s independent auditor. Pursuant to this policy, Discovery’s Audit Committee has approved the engagement of Discovery’s independent auditor to provide the following services (all of which are collectively referred to as “pre-approved services”):

•	audit services as specified in the policy, including (i) financial audits of Discovery and its subsidiaries, (ii) services associated with Discovery’s periodic reports, registration statements and other documents filed or issued in connection with a securities offering (including comfort letters and consents), and (iii) consultations with management as to accounting or reporting of transactions;

•	audit related services as specified in the policy, including (i) due diligence services, (ii) financial audits of employee benefit plans, (iii) attestation services not required by statute or regulation, (iv) certain audits incremental to the audit of Discovery’s consolidated financial statements and (v) closing balance sheet audits related to dispositions; and

•	tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of pre-approved services that is expected to result in fees in excess of $50,000 requires the specific pre-approval of Discovery’s Audit Committee. In addition, any engagement of Discovery’s independent auditors for services other than the pre-approved services requires the specific approval of Discovery’s Audit Committee. Discovery’s Audit Committee has delegated the authority for the foregoing approvals to the chairman of the Audit Committee, subject to his subsequent disclosure to the entire Audit Committee of the granting of any such approval.

Discovery’s pre-approval policy prohibits the engagement of Discovery’s independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

All services provided by Discovery’s independent auditor during 2008 following the completion of the Transaction and the formation of our Audit Committee were approved in accordance with the terms of the policy. Prior to the completion of the Transaction and establishment of the Audit Committee, management approved audit and permissible non-audit services provided by PricewaterhouseCoopers. With regard to those fees incurred prior to the Transaction, management and PricewaterhouseCoopers reviewed the services provided and fees incurred with the Audit Committee at its first meeting and that information was considered by the Audit Committee prior to its appointment of PricewaterhouseCoopers as our independent auditor.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director as determined by the Board of Directors of Discovery Communications, Inc., based on the rules of the Nasdaq Stock Market and the criteria of director independence adopted by the board. Each member of the Audit Committee also satisfies the SEC’s independence requirements for members of audit committees.

The Audit Committee reviews Discovery’s financial reporting process on behalf of the Board of Directors. A description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance — Audit Committee.” PricewaterhouseCoopers LLP, Discovery’s independent auditor for 2008, is responsible for expressing opinions on the conformity of Discovery’s audited consolidated financial statements with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers Discovery’s most recent audited consolidated financial statements. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditors’s Communication with Those Charged with Governance, as modified or supplemented, including that firm’s judgment about the quality of Discovery’s accounting principles, as applied in its financial reporting.

PricewaterhouseCoopers has provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and the Audit Committee has discussed with PricewaterhouseCoopers that firm’s independence from Discovery and its subsidiaries.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Discovery that the audited financial statements be included in Discovery’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 26, 2009 with the SEC.

Submitted by the Members of the Audit Committee:
M. LaVoy Robison, Chair
Lawrence Kramer
J. David Wargo

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the members of the Compensation Committee of the Board.

Robert J. Miron, Chairman
Robert R. Beck
Paul A. Gould

REPORT OF THE EQUITY COMPENSATION SUBCOMMITTEE
OF THE COMPENSATION COMMITTEE

The Equity Compensation Subcommittee of the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the members of the Equity Compensation Subcommittee of the Compensation Committee of the Board.

Paul A. Gould, Chairman
Robert R. Beck

COMPENSATION DISCUSSION AND ANALYSIS

Our company became a public company on September 18, 2008. The executive team in place for Discovery Communications, LLC (“DCL”) continued in place after the Transaction and became the senior executives of our company. Prior to the closing of the Transaction, compensation matters for the executive officers of DCL generally were managed with the review and approval of DCL’s designated member representatives: Robert R. Bennett, then-President of DHC, and Robert J. Miron, Chairman of Advance/Newhouse (the “member representatives”). Upon closing of the Transaction, the Compensation Committee of our Board of Directors was created and assumed responsibility for executive compensation matters. In the following compensation discussion and analysis, we refer to the member representatives in describing actions taken prior to the Transaction and the Compensation Committee in describing actions thereafter.

This section sets forth the information for, and an analysis and discussion of, compensation paid by our company to:

•	David M. Zaslav, President and Chief Executive Officer;

•	Bradley E. Singer, Senior Executive Vice President and Chief Financial Officer (since July 2008);

•	Bruce L. Campbell, President, Digital Media & Corporate Development;

•	Adria Alpert Romm, Senior Executive Vice President, Human Resources;

•	Joseph A. LaSala, Jr., Senior Executive Vice President, General Counsel and Secretary; and

•	Roger F. Millay, former Senior Executive Vice President and Chief Financial Officer (until July 2008).

Messrs. Campbell and LaSala and Ms. Alpert Romm were our three most highly compensated executive officers for 2008, other than our CEO and CFO, calculated in accordance with the rules of the Securities and Exchange Commission (“SEC”). These three individuals, together with Mr. Zaslav, the CEO, Mr. Singer, the CFO, and Mr. Millay, the former CFO, are our Named Executive Officers and are referred to collectively herein as the “NEOs.”

Note About NEOs

The SEC rules specify how to calculate total compensation for determining who are our highest paid executive officers. Under the SEC’s rules, in determining the amount of compensation to include for equity awards, amounts reversed under Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”) during the last completed fiscal year that were expensed in previous years should be taken into account in determining whether an executive is a Named Executive Officer. This rule can result in negative amounts being included in the calculation of total compensation. The compensation of two of our executive officers was affected significantly by reversals under FAS 123R; they would otherwise have been among our three most highly compensated executive officers for 2008, other than our CEO and current and former CFOs.

John Hendricks is our Founder and Chairman. For 2008, Mr. Hendricks received:

•	$1 million in base salary;

•	$800,000 in annual bonus for 2008;

•	$14,805,502 in payouts of existing awards under the Discovery Appreciation Plan (“DAP”); and

•	An award of 5,708,289 nonqualified stock options.

Mark Hollinger is our Chief Operating Officer. For 2008, Mr. Hollinger received:

•	$1 million in base salary;

•	$1,534,800 in annual bonus for 2008;

•	$1,204,427 in payouts of existing awards under the DAP; and

•	Awards of 688,527 cash-settled stock appreciation rights.

Although both Mr. Hendricks and Mr. Hollinger are executive officers of Discovery, neither is considered a NEO because of the substantial reversals that resulted from accounting for awards made under the DAP to them in prior years due to the price declines of DHC stock and our stock in 2008.

Objectives and Principles

The compensation program for the NEOs is designed to meet the following objectives that align with and support our business goals and strategy:

•	attracting and retaining a high-performing executive management team who will help us attain our strategic objectives and build long-term company value;

•	reinforcing key corporate financial and operating goals, and where applicable, line of business goals, as well as individual objectives in support of these goals through variable performance-based pay; and

•	aligning the interests of management with our shareholders using equity and equity-type incentive awards.

We follow the principles of competitive compensation and pay for performance in designing our executive compensation programs:

•	Competitive Compensation. We believe that our executive compensation program should provide compensation to the NEOs that is competitive with the compensation paid to similarly situated employees of companies in our peer group (as listed below). We expect above-average performance from the company’s senior executives and our programs are designed to deliver above-median competitive total compensation if our executives deliver above-average performance.

•	“Pay for Performance” Philosophy. We believe our compensation program should align the interests of the NEOs with our interests and those of our shareholders by strengthening the link between pay and company and individual performance.

Elements of Compensation

Compensation for our executives includes three key components:

•	Base salary;

•	Annual cash bonus awards; and

•	Long-term incentive compensation.

Our company uses a number of programs, discussed in more detail below, to deliver these elements. Consistent with our pay for performance philosophy, the total compensation mix for the NEOs during 2008, as well as the target compensation for 2009, is designed to have the most significant elements delivered in the form of awards under our equity and equity-type long-term incentive programs and the annual cash bonus award.

Executives generally participate in the same retirement and health and welfare plans offered to other employees, as described below. We do not offer a defined benefit pension plan.

Role of the Compensation Committee

Our Compensation Committee sets our executive compensation philosophy, objectives, and principles and, subject to the terms of any applicable employment agreements, determines the amounts and elements of compensation for our NEOs, other executive officers and certain other key employees. The Committee seeks to align its compensation decisions with our executive compensation objectives and principles. The Committee operates pursuant to a written charter, a copy of which is posted on the Investor Relations section of our website, www.discoverycommunications.com. As set forth in the charter, the Committee’s responsibilities include developing, reviewing and approving our compensation philosophy; reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, our other executive officers, as well as other key employees as deemed appropriate by the Committee; and administering incentive-compensation plans and equity-based plans, including making and modifying grants under these plans. The Committee also approves the annual quantitative and qualitative goals for CEO, Mr. Zaslav and Founder, Mr. Hendricks. The Committee has created the Equity Compensation Subcommittee, made up of two independent directors, and delegated to the Subcommittee the authority to make and modify grants under the Discovery Communications, Inc. 2005 Incentive Plan (the “Stock Plan”) and to determine and confirm performance-based compensation for our executive officers when the compensation is intended to be excluded from the deduction limit we describe in “— Tax Deductibility of Executive Compensation,” below.

Framework

The Committee considers various factors in making compensation decisions for the NEOs, designed to align the compensation actions with our compensation principles and objectives. The Committee generally considers the CEO’s recommendation (in the case of the NEOs other than the CEO), any relevant employment contract requirements, the evaluation of each NEO’s annual performance, achievement of annual goals, market data from the company’s peer groups, other market data and trends, and a “tally sheet” for each executive that includes current and historical compensation.

Role of the CEO in Compensation Decisions

The CEO plays a significant role in recommending compensation decisions for our NEOs other than the CEO. The CEO makes recommendations to the Committee as to any change to annual base salary, annual cash bonus target, long-term incentive equity award, and the performance-based “individual multiplier” that is applied to the calculation of the annual cash bonus award (the administration and metrics of these programs are discussed in more detail below). The CEO’s recommendations are based on his assessment of various qualitative and quantitative factors, generally including the executive’s annual and long-term performance, the performance of the overall company and the department or group that the executive leads, the executive’s compensation relative to our other executives (internal equity), and the executive’s compensation relative to executives in similar roles in the companies in our peer group (external competitiveness). The CEO also considers our overall approach to compensation increases for employees for the year. In addition, the recommendation includes consideration of contractual obligations under any applicable employment agreement.

Effect of Employment Agreements

Compensation of our NEOs is significantly impacted by employment agreements that were entered into prior to the Transaction. This section summarizes the general factors considered in setting the compensation terms of each agreement. The terms of these employment agreements are described in more detail in “Executive Compensation— Executive Compensation Arrangements,” below, and the specific actions taken pursuant to the agreements are summarized in the section below that addresses that element of compensation.

New Hire Agreements — Messrs. Zaslav, Singer, Campbell, and LaSala, and Ms. Alpert Romm

All of our NEOs other than Mr. Millay were hired in the past two and one-half years with negotiated employment agreements that include compensation provisions. Each of these agreements was negotiated with the review and approval of the member representatives.

Mr. Zaslav:  Mr. Zaslav joined the company in the beginning of 2007. The member representatives negotiated an employment agreement with a five-year term that includes base salary, minimum bonus amounts, and equity-type awards throughout the term. In determining the compensation elements, the member representatives used their knowledge of competitive compensation for chief executives in our industry, factored in the substantial payments Mr. Zaslav would forego at his previous employer, and considered the scope of responsibilities of his role at the company. As CEO, Mr. Zaslav would have overall responsibility for the entire company’s strategic growth objectives, the editorial and creative direction across brand groups, the organizational redesign of our senior management team, and the investment priorities for our company and was, accordingly, given the highest base salary and total cash compensation of any executive officer. The agreement is structured to provide the most significant guaranteed base salary and bonus amounts in the first year, with the guaranteed bonus amount going down over the term from $3 million in the first year to $1 million in the fourth and fifth years.

Mr. Singer:  Mr. Singer was hired in July 2008. In negotiating the compensation elements of Mr. Singer’s employment agreement, the member representatives considered competitive data from the Cable and Television Human Resources Association (“CTHRA”) Cable Programmers/Broadcast Networks Compensation Survey and the Towers Perrin 2008 Entertainment Survey. The member representatives also reviewed survey data on the compensation for CFOs in general industry at companies with various revenue levels and factored in the appropriate level of compensation to convince Mr. Singer to leave his former employer. In addition, the member representatives considered the fact that Mr. Singer had recently purchased a house in Boston that he would need to sell to relocate to our Maryland headquarters. In order to entice Mr. Singer to relocate, the agreement is designed to provide a financial safety net to protect him against loss in a turbulent real estate market.

Mr. Campbell:  The employment agreement for Mr. Campbell was negotiated in 2007 with the review and approval of the member representatives. Mr. Zaslav determined the base salary and other compensation elements based on his understanding of the market rates for an executive with Mr. Campbell’s level of experience and taking into account the complexity of the role for which Mr. Campbell was hired. This included the need to build a Corporate Development organization, restructure the company’s digital media staff and infrastructure, and establish new investment priorities and overall growth strategy for the company across operating units.

Ms. Alpert Romm:  The employment agreement for Ms. Alpert Romm was negotiated in 2007 with the review and approval of the member representatives. Mr. Zaslav determined the base salary and other compensation elements based on his knowledge of the market rates for an executive with Ms. Alpert Romm’s level of experience and the level of compensation needed to entice Ms. Alpert Romm to relocate and leave an established career with another employer. Mr. Zaslav also considered the fact that Ms. Alpert Romm was eligible for a defined-benefit pension plan at her previous employer and would not have that benefit at the company.

Mr. LaSala:  The employment agreement for Mr. LaSala was negotiated in 2007 with the review and approval of the member representatives. In negotiating the compensation elements of Mr. LaSala’s employment agreement, the member representatives considered competitive data from the CTHRA Cable Programmers/Broadcast Networks Compensation Survey, the Towers Perrin Entertainment Survey data on the compensation for similar roles in general industry and the level of compensation needed to convince Mr. LaSala to leave his prior employer.

Retention Agreement — Mr. Millay

In January 2008, after Mr. Millay had indicated his intention to leave employment with the company, Mr. Zaslav negotiated an agreement to allow the smooth transition to a new CFO. The January 8, 2008 Retention Agreement (the “Retention Agreement,” discussed in more detail below), retained Mr. Millay’s base salary at the same level during the retention period (through July 2008), specified the calculation of his bonus, and included a special retention payment. These provisions were designed to provide an equitable arrangement to govern Mr. Millay’s departure from the company and to entice Mr. Millay to stay with the company long enough to transition to the new CFO.

Performance Review Process

Compensation decisions are driven in part by our performance review process. DCL historically engaged in an annual performance review process for its employees, including executives. For the 2007 performance year, this process for the executives who are now designated as NEOs was overseen by the member representatives. Mr. Zaslav assessed the performance of Mr. Campbell and Ms. Alpert Romm. The member representatives assessed the performance of Mr. Zaslav. Mr. Zaslav did not review Mr. Millay’s performance for 2007 or 2008 because Mr. Millay had already announced his departure from the company and entered into a retention agreement that specified the terms of his compensation during the retention period.

After the Transaction, the Committee established a more formal process in which annual performance is reviewed and documented by each executive’s direct supervisor. This process was used to review 2008 performance for the NEOs. With respect to the CEO, who reports to the Board, the CEO prepared a self-assessment of his 2008 performance that was reviewed by the Committee and the Board and considered in the Committee’s evaluation of 2008 performance. For each of the NEOs other than the CEO and Mr. Millay, the CEO prepared a performance review that documented 2008 overall performance.

In early 2009, as will be typical under the post-Transaction process, the Committee reviewed each of the NEOs’ performance for the year and the factors noted above to make final determinations on compensation actions.

Peer Group Analysis

At end of 2008, in preparation for the decisions on March 2009 salary adjustments, bonus payments, and equity awards, the Committee undertook for the first time a formal assessment of information about compensation for executives in similar positions at other companies in our industry. Because this was the first review, the Committee reviewed various sources and analyses in an effort to find a relevant match to our company. The Committee determined that there was not a precise match because many of our peers are significantly larger or smaller companies or companies with telecommunications or cable provider business units or otherwise do not include the same complexity or global scope. We did, however, identify a peer group of 17 publicly-traded media and entertainment companies (the “peer group”) against which to assess NEO compensation. The 17 companies included:

Cablevision Systems Corporation
CBS Corporation
Comcast Corporation
Liberty Media Corporation
News Corporation
The E.W. Scripps Company
Time Warner Inc.
The DirectTV Group, Inc.
DISH Network Corporation
Dreamworks Animation SKG Inc.
IAC/InterActiveCorp
Lions Gate Entertainment Corp
Sirius XM Radio Inc.
The Walt Disney Company
Time Warner Cable, Inc.
Viacom Inc.
Warner Music Group Corp.

The Committee also reviewed survey data from the 2008 CTHRA Compensation Survey and the Towers Perrin 2008 Entertainment Survey for those NEOs with roles that are reflected in those surveys, and compared it with the peer group data. The comparative data for the 17 companies was regressed based on total revenue of each peer company as an additional reference point to allow a more direct comparison of our company’s NEOs to those of, in some cases, much larger and smaller companies. The assessment of the data compared base salary, total cash compensation, and total remuneration, using the target level that we have for each element and executive rather than actual compensation paid. The Committee intends to review the appropriate peer group regularly.

Although we generally target executive compensation to be between the median and 75th percentile of our peer companies (assuming above-average performance by the executive), many if not most of our peer companies have significant differences from our company in revenues and business focus. Accordingly, we believe the benchmark and survey data is better used as a reference than as a strict guide for compensation decisions.

In 2008, total remuneration at the target level for the NEOs was below the median of the peer group for Messrs. Zaslav and LaSala, close to the median for Messrs. Singer and Campbell, and above the median for Ms. Alpert Romm. The Committee used peer group data and the other competitive data as a reference point in making salary adjustments in early 2009 for Messrs. Singer, Campbell and LaSala and Ms. Alpert Romm and for determining the appropriate size of the equity grant for Mr. Singer. The peer group data was also used as a reference in determining the annual bonus amount for Mr. Zaslav for 2008, paid in March 2009.

Tally Sheets

At end of 2008, in preparation for the decisions on March 2009 salary adjustments, bonus payments, and equity awards, the Committee reviewed tally sheets prepared for each of the NEOs to allow consideration of both current and historical compensation. The tally sheets, which are prepared by our human resources department, document the dollar amount of each component of the NEO’s compensation, including current cash compensation (base salary and bonus) and outstanding equity awards. The expense (or benefit) of FAS 123R is not included in the tally sheets. Instead, the Committee reviews the grant date, grant type, outstanding units, and projected values in different share-price scenarios. The sheet also summarizes any applicable employment agreement requirements and special perquisites. Each tally sheet reflects the annual compensation for the NEO (both target and actual) for the past three years and potential payments under termination of employment scenarios. For the equity and equity-type awards, the tally sheet shows the amounts of compensation that would be payable under different stock prices. To determine the value of termination of employment payments, the amounts are determined under each of the potential termination situations specified in the NEO’s employment agreement (if applicable) and our compensation plans. The tally sheets do not reflect retirement plan balances because our match of an executive’s contributions to the defined contribution and deferred compensation plans are based on the standard employee formulas and we do not view them as significant elements of executive compensation.

The tally sheets allow the Committee to review an integrated snapshot of the individual and aggregated elements of each NEO’s compensation. The Committee reviewed the tally sheets in late 2008 and again in early 2009 in determining base salary adjustments, annual bonus payouts, and equity awards for the NEOs.

NEO Responsibilities and 2008 Accomplishments

The NEOs’ overall responsibilities and 2008 accomplishments were one of the factors that the Committee used in the compensation decisions.

Mr. Zaslav:  Mr. Zaslav serves as CEO and reports directly to the Board. Mr. Zaslav’s compensation for 2008 reflects his leadership of the company’s overall strong performance and the successful transition to being a public company. The Committee also considered other significant accomplishments that included Mr. Zaslav’s success in driving growth internationally, encouraging quality content that supports the Discovery brand, strong advertising sales and distribution agreements, and implementing key strategic initiatives for our emerging networks, including entering into an agreement to form a joint venture to launch OWN: The Oprah Winfrey Network (“OWN”) and the launch of the Planet Green channel in the United States.

Mr. Singer:  Mr. Singer joined the company in July 2008 as CFO and reports to the CEO. Mr. Singer’s compensation for 2008 reflects his strong performance in quickly learning our business and implementing improved analytical processes across the company, as well as leading the financial reporting aspects of taking the company public and beginning public reporting of financial results.

Mr. Campbell:  Mr. Campbell serves as President, Digital Media and Corporate Development and reports to the CEO. Mr. Campbell’s compensation for 2008 reflects his substantial accomplishments in business development, including leadership of the deal team that created the OWN joint venture and creation of a centralized Digital Media organization.

Ms. Alpert Romm:  Ms. Alpert Romm serves as Senior Executive Vice President, Human Resources and reports to the CEO. Ms. Alpert Romm’s compensation for 2008 reflects her substantial accomplishments in identifying leadership talent, building a stronger Human Resources organization, leading the company’s first organization and talent review, and guiding implementation of the Human Resources components of becoming a public company.

Mr. LaSala:  Mr. LaSala serves as Senior Executive Vice President and General Counsel and reports to the CEO. Mr. LaSala’s compensation for 2008 reflects his strong performance in leading the process to take the company public and enhancing the Legal department to effectively support the new public company and other strategic needs.

Mr. Millay:  Mr. Millay was the CFO until he separated from the company in July 2008. In 2008, Mr. Millay’s compensation, including his performance classification, was specified in the Retention Agreement.

Compensation Decisions

Base Salary

We provide base salaries that we believe are competitive to attract and retain high-performing executive talent. We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for executives. Base salaries also form the basis for calculating other compensation opportunities for the NEOs, including, for example, the target amount for each NEO’s annual cash bonus under the Incentive Compensation Plan.

In the March 2008 salary adjustment review, the member representatives determined the appropriate base salary adjustment for each NEO based on the executive’s performance in 2007, the member representatives’ knowledge of market rates for executives in the industry, any contractual provisions that related to an executive’s base salary, and, with respect to Mr. Campbell and Ms. Alpert Romm, the CEO’s recommendation. This did not apply to Messrs. Singer and LaSala, who were not employed at the time of the annual adjustments, and Mr. Millay, whose base salary was not adjusted pursuant to the Retention Agreement. The Committee did not take part in decisions regarding 2008 base salary.

In early 2009, the Committee used the factors listed above (see “ — Framework”) to assess the appropriate adjustment to base salary for each NEO. In 2009, we transitioned from using a calendar year cycle for salary increases. In prior years, we implemented any increase in March and made a payment to each employee that covered the amount of the increase retroactive to January 1. Beginning in 2009, we are implementing salary increases on a March to March annual cycle. To accomplish this transition, 2009 salary increases for employees were calculated by multiplying the approved increase by 14/12. This allowed a smooth transition from a calendar year to March to March increase cycle. The 14/12 calculation applied to the salary increases described for Mr. Singer, Ms. Alpert Romm, and Mr. LaSala, below, and the salary increases below are post-calculation.

Mr. Zaslav:  Pursuant to Mr. Zaslav’s employment agreement, he is entitled to an annual base salary of $2 million. Mr. Zaslav’s base salary was not adjusted by the member representatives in the 2008 annual base salary adjustment cycle nor has it been adjusted by the Compensation Committee in 2009.

Mr. Singer:  When Mr. Singer was hired in July 2008, his base salary was a negotiated term of his employment agreement and set at $750,000. In 2009, the Committee approved an increase to Mr. Singer’s base salary to $765,000. The Committee determined that this was an appropriate increase based on the recommendation of the CEO, Mr. Singer’s strong performance in 2008, the fact that Mr. Singer’s base salary had been part of a heavily negotiated employment agreement entered into mid-year, and the competitive data.

Mr. Campbell:  Mr. Campbell joined the company in 2007. Mr. Campbell’s base salary initially was established at $800,000 and his employment agreement requires annual increases of a minimum of $50,000. In 2008, Mr. Campbell’s base salary was increased by $50,000, the contractual minimum. This was based on

Mr. Zaslav’s assessment that implementing the increase based on the contractually-required amount was appropriate.

In 2009, Mr. Campbell’s base salary was again increased by $50,000, to $900,000. The Committee determined that this increase was appropriate based on the contractual requirement and the recommendation of the CEO.

Ms. Alpert Romm:  Ms. Alpert Romm joined the company in March 2007. Ms. Alpert Romm’s base salary initially was established at $500,000 and was increased to $525,000 in 2008, based on the recommendation of the CEO.

In 2009, Ms. Alpert Romm’s base salary was increased to $544,000. The Committee determined that this was an appropriate increase based on the recommendation of the CEO and Ms. Alpert Romm’s strong performance in 2008.

Mr. LaSala:  Mr. LaSala joined the company in mid-January 2008. Mr. LaSala’s base salary initially was established at $600,000 and was not adjusted in the March 2008 salary adjustment cycle because he had been hired only a few months before.

In 2009, Mr. LaSala’s base salary was increased to $621,000. The Committee determined that this was an appropriate increase based on the recommendation of the CEO and Mr. LaSala’s strong performance in 2008.

Mr. Millay:  As noted above, Mr. Millay left the company in July 2008. At the beginning of 2008, after Mr. Millay had indicated his intention to resign, Mr. Zaslav negotiated the Retention Agreement with him. The Retention Agreement maintained Mr. Millay’s base salary at his 2007 level during the retention period and Mr. Millay was not employed by the company during the 2009 annual base salary adjustment cycle.

Bonuses

We regularly pay annual cash bonuses to employees, including NEOs, in March of each year. In 2009, all of the NEOs received annual bonuses with respect to 2008 performance. In addition, we paid a signing bonus to Mr. Singer upon hire and a retention bonus to Mr. Millay upon separation. The determination of each NEO’s bonus is discussed below.

Annual Bonus for Mr. Zaslav

Under his employment agreement, Mr. Zaslav is entitled to minimum, guaranteed annual bonuses for the five-year term of the agreement. Subject to the achievement of certain qualitative and quantitative objectives, after the first year of employment, Mr. Zaslav may earn an actual bonus in excess of the guaranteed bonus amount applicable to a particular year. For more information regarding Mr. Zaslav’s employment agreement, see “Executive Compensation — Executive Compensation Arrangements — Zaslav Employment Agreement” below.

For the 2007 bonus, paid in early 2008, Mr. Zaslav’s bonus amount was set by contract at $3 million. For the 2008 bonus, paid in March 2009, Mr. Zaslav’s minimum, guaranteed bonus amount was $2 million ($1 million less than the specified amount for 2007) with a “target” bonus amount of $3 million. The determination of the bonus is designed to be based on achievement of quantitative and qualitative goals.

The member representatives approved qualitative and quantitative goals for 2008 for Mr. Zaslav. The quantitative goals were in some respects different from the company goals in the ICP; Mr. Zaslav’s quantitative goals included two of the same measures used in the Incentive Compensation Plan (“ICP”), as discussed below, (Adjusted Operating Cash Flow (“AOCF”) and net revenue), but added a third measure, Free Cash Flow. The member representatives determined that including the Free Cash Flow measure was appropriate for Mr. Zaslav given the scope of his responsibilities and the significance of the measure to the investment community.

For 2008, the quantitative goals set targets for:

Quantitative Goal	Target

2008 Adjusted Operating Cash Flow	$1.071 billion
2008 Free Cash Flow	$393.0 million
2008 Revenue	$3.375 billion

The company defines Adjusted Operating Cash Flow (“AOCF”) as revenue less cost of revenues and selling, general and administrative expense excluding marked to market share-based compensation expense under our long- term incentive plans. In addition to these items, AOCF also excludes depreciation, amortization, restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. The company defines Free Cash Flow as cash provided by operations less acquisitions of property and equipment, adjusted for long-term incentive payments. The quantitative goals were equally weighted, one-third each, based on the member representatives’ determination that each of these three metrics was an important measure of company performance.

The qualitative goals related to areas of strategic priority for the company and were weighted differently. The goals, with weighting, included:

•	Driving international growth and global operating efficiency (25%);

•	Producing quality content on brand for the channels and digital platforms (15%);

•	Innovating to secure advertisers and distribution platforms for cable platforms and digital (15%);

•	Executing on the emerging networks strategy (15%);

•	Driving a new operating environment and positive workplace and maintaining a great place to work (10%); and

•	Moving the TLC and Animal Planet channels on a path of measurable improvement and growth (20%).

The weighting was based on the member representatives’ determination of the relative priority of each of these goals. Under the terms of Mr. Zaslav’s employment agreement, 50% of the target bonus of $3 million for 2008 was based on achievement of the quantitative goals and 50% on the qualitative goals (subject to the guaranteed payment of $2 million under the agreement).

In early 2009, the Committee reviewed Mr. Zaslav’s achievement of the goals. The Committee determined that the company exceeded the operating cash flow and free cash flow goals and achieved more than 99% of the revenue target. With respect to the qualitative goals, the Committee determined that Mr. Zaslav met or exceeded the goals. The assessment of meeting the qualitative goals was also made by the Board, in accordance with the requirements of Mr. Zaslav’s employment agreement. The Committee also considered the fact that Mr. Zaslav led the company’s transition to a public company in 2008, which had not initially been defined as a goal but which demonstrated exceptional effort and results on the part of Mr. Zaslav.

The Committee prorated the quantitative portion of the bonus to reflect the partial achievement of the revenue goal and determined that Mr. Zaslav’s overall performance in 2008 warranted a payment in excess of the target on the qualitative goals. Based on these assessments, the Committee determined that a bonus payment of $3.5 million was appropriate.

ICP Payments for Messrs. Singer, Campbell, LaSala, and Millay, and Ms. Alpert Romm

The NEOs, other than Mr. Zaslav, participate in the ICP, which provides for annual bonuses based on company and individual performance. The ICP is a performance-based compensation program that is broadly offered to eligible employees with differing target amounts depending on the employee’s job and level in the organization. Participation in the ICP by these NEOs focuses them on achieving both annual financial and operating performance goals as well as individual performance goals. See “— 2008 ICP” below for more information regarding this plan.

Under the ICP, each eligible employee has a target bonus amount that is based on a percentage of the employee’s base salary. The calculation of the percentage target amount that is actually paid out is based on achievement of pre-established operational and financial metrics and individual performance. Each year, financial and operational goals are established and each eligible employee is assigned to the appropriate company performance schedule, which may be based on the company as a whole or a specific line of business, depending on the employee’s role. For 2008, each of the NEOs who participate in the ICP was assigned to the company-wide performance schedule. In 2009, the Committee determined that Mr. Campbell’s responsibilities for the company’s digital operations warranted assigning his bonus target to be weighted 60% against company results and 40% against the digital line of business.

The aggregate amount payable to an individual under the ICP is determined by:

•	first, determining the target bonus of each employee, which is equal to a pre-established percentage of the employee’s base salary (for the target bonus of each NEO participating in the ICP, please refer to the Grants of Plan Based Awards table below);

•	second, establishing the amount payable pursuant to the achievement of the company as a whole and any applicable line of business performance measures; and

•	then, multiplying that amount by an individual multiplier (ranging from 0 to 1.5) that is reflective of the individual’s overall performance and “performance classification.”

The calculation of the amount of the ICP award for each of the participating NEOs was as follows:

(Target bonus) X (percentage based on achievement of company performance metrics) X (individual performance multiplier)

2008 ICP

The NEOs, with the exception of Mr. Zaslav, participated in the ICP in 2008. The ICP metrics for the participating NEOs for 2008 were established in early 2008 and tied to company performance. After the Transaction, the relevant entity became the company but the metrics continued to be the same. The overall metrics for 2008 were AOCF (which was initially identified as Adjusted Operating Income Before Depreciation and Amortization (“AOIBDA”) but is a measure that is the same as that defined for AOCF, above) and net revenue of the company as a whole, weighted as noted in the table below.

In the first quarter of 2008, DCL established threshold, target, and maximum amounts for each of these metrics, a ceiling beyond which higher payments would only be made relating to such metric at the company’s discretion, and a scale that determined the amount payable for achievement of results in between the minimum and the overachievement amounts.

In 2008, Mr. Zaslav determined what portion of the bonus of a participating NEO would be based on the performance of the company as a whole and/or any applicable line of business. Mr. Zaslav determined that the corporate performance measures for each of the NEOs who participated in the ICP should be based 100% on the company’s results as a whole, based on the corporate nature of their roles.

Management, with oversight from the member representatives, chose to use AOCF to determine whether bonuses would be paid under the 2008 ICP to each participating NEO. AOCF was a significant metric used in 2008 to measure company performance and we concluded that it was appropriate to use this metric for the ICP. Management also determined that net revenue was an appropriate metric and weighted the two metrics at 60% AOCF and 40% Net Revenue, which put more emphasis on AOCF as reflecting the earning potential of the company.

The 2008 ICP performance targets for the company as a whole that were applicable to the NEOs other than Mr. Zaslav are set forth in the following table:

Summary of 2008 ICP Targets

					Actual
Discovery Communications	Weighting	Threshold	Target	Over Achievement	Achievement
	(Dollar amounts in millions)

Net Revenue	40%	3,206.6	3,375.4	3,577.9	3,367.2
AOCF	60%	1,017.0	1,070.5	1,252.8	1,243.1

The determination as to whether the 2008 corporate performance measures were met was made during the first quarter of 2009 following the conclusion and review of the full-year 2008 audited results of operations. In the cases of Messrs. Singer, Campbell, and LaSala and Ms. Alpert Romm, Mr. Zaslav then recommended the “individual multiplier” to be applied to the ICP calculation. The Committee reviewed this recommendation, each of these NEOs’ self-assessment of individual performance for 2008, Mr. Zaslav’s review of their 2008 performance that supported his recommendation of the individual multiplier, and, in Mr. Singer’s case, the requirements of his employment agreement, and determined the amount of the ICP payouts. Please refer to the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan Based Awards Table for more information regarding the range of 2008 payouts available to these NEOs and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the actual amounts paid to them with respect to their 2008 ICP awards.

For 2009, the Committee determined that the metrics for the ICP should be changed to 25% revenue and 75% Adjusted Free Cash Flow, using the same Free Cash Flow definition discussed above with respect to Mr. Zaslav’s goals. This change reflected the Committee’s assessment that the economic uncertainties in 2009 warranted a shift in emphasis to Adjusted Free Cash Flow in 2009.

Mr. Singer:  Mr. Singer’s employment agreement included a minimum bonus payout for 2008 only of $470,000. The Committee approved an ICP payout of $470,000 as required by Mr. Singer’s agreement.

Mr. Campbell:  Mr. Campbell’s bonus target for 2008 was 75% of his base salary, or $637,500. Mr. Campbell’s 2008 ICP bonus was calculated using the company performance measure, and thus reflects the strong performance of the company as a whole, as well as Mr. Campbell’s exceptional performance in 2008. The Committee considered Mr. Campbell’s significant accomplishments in 2008 and Mr. Zaslav’s recommendation in approving a bonus payment of $896,899.

Ms. Alpert Romm:  Ms. Alpert Romm’s bonus target for 2008 was 60% of her base salary, or $315,000. Ms. Alpert Romm’s 2008 ICP bonus was calculated using the company performance measure, and thus reflects the strong performance of the company as a whole, as well as Ms. Alpert Romm’s outstanding performance in 2008. The Committee considered Ms. Alpert Romm’s significant accomplishments in 2008 and Mr. Zaslav’s recommendation in approving a bonus payment of $483,462.

Mr. LaSala:  Mr. LaSala’s bonus target for 2008 was 60% of his base salary, prorated for the number of days worked in 2008, or $347,213. Mr. LaSala’s 2008 ICP bonus was calculated using the company performance measure, and thus reflects the strong performance of the company as a whole, as well as Mr. LaSala’s strong performance in 2008. The Committee considered Mr. LaSala’s significant accomplishments in 2008 and Mr. Zaslav’s recommendation in approving a bonus payment of $488,494.

Mr. Millay:  Mr. Millay received a prorated ICP payout for 2008 in the amount of $247,500. This calculation was specified in the Retention Agreement and was based on a 9-month retention period, and assuming that the company reached the target level for the company performance measures and a 1.0 individual multiplier. This amount was not based on an assessment of Mr. Millay’s 2008 performance but rather was a negotiated element of the Retention Agreement that was put in place at the beginning of 2008.

Signing Bonus

We pay signing bonuses to certain executives upon their joining the company. Market conditions often dictate when a signing bonus will be necessary to attract a qualified candidate and the size thereof. The company paid a one-time signing bonus to Mr. Singer of $35,000 as well as a special sign-on equity award, discussed below.

Additional Discretionary Bonus

Under the terms of Mr. Singer’s employment agreement, he was eligible for an additional discretionary bonus for 2008 based upon his 2008 individual performance and the success of the transition of the company to being a public company. The Committee approved an additional bonus in the amount of $100,000 to Mr. Singer based upon his strong 2008 performance and his contributions to the successful transition to being a public company.

Equity and Equity-Type Programs

Prior to the Transaction, DCL administered a long-term incentive plan that tracked the market value of DHC. This plan, the Discovery Appreciation Plan (“DAP”), is described in more detail below but generally provided an award of a certain number of units that would vest over four years and then pay out in cash the calculated increase in market value of each tranche as it vested. Prior to the Transaction, DHC was a public company whose assets included a 66 2/3% ownership interest in DCL and 100% ownership of Ascent Media. As a result, changes in the market value of DHC’s common stock reflected DCL’s and Ascent Media’s performance.

After the Transaction, we began making equity awards that provided for non-qualified stock options (“NQSOs”) and cash-settled stock appreciation rights (“CS-SARs”) using DCI stock under the Stock Plan. We also continued making awards under the DAP to Mr. Zaslav based on requirements in his employment agreement.

In 2008, the NEOs received new DAP awards, payouts from historical DAP awards, NQSOs, CS-SARs, or some combination of one or more of these types of awards. This section describes the DAP, the Stock Plan, and the various awards and payouts made to NEOs in 2008.

Discovery Appreciation Plan

Generally.  The DAP is a long-term incentive plan that was designed to reward employees at the level of Director and above for increases in the market value of the Series A common stock of DCL’s indirect member, DHC. Upon joining the company or, in some cases, being promoted within the company, each qualifying employee received a DAP award. These awards consist of a number of units which represented an equivalent number of shares of DHC Series A common stock and a base price which was determined based on 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the grant date and the 10 trading days immediately following the grant date. Each award vests as to 25% of the units on each of the four anniversaries of the date of grant. With respect to all DAP awards granted in 2008, on each vesting date, if the recipient is employed by Discovery or any of its subsidiaries, the recipient will be entitled to receive a cash payment equal to the product of (x) the number of units that vested on that date, multiplied by (y) the spread between the base price and 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the vesting date and the 10 trading days immediately following the vesting date. As described below, following the Transaction, the DAP awards were adjusted to reflect the replacement of the company’s Series A common stock for DHC’s Series A common stock.

The 110% premium was designed to reflect the member representatives’ assessment of the negative impact on the DHC trading price as a result of the corporate structure that had DHC acting as an indirect member of DCL. Prior to the Transaction, the member representatives amended the DAP to eliminate the

110% premium for DAP awards made after the Transaction, since the corporate structure was simplified as a result of the Transaction and the member representatives determined that the premium was no longer appropriate. No DAP awards to NEOs were made after the Transaction in the balance of 2008. In January 2009, we made a DAP award to Mr. Zaslav pursuant to the terms of his employment agreement, as discussed in more detail below.

The DAP is consistent with our pay for performance principles because these awards are designed to focus the attention of executives on increasing company value over time, which in turn aligned the interests of executives with DCL’s members and, after the Transaction, aligns them with our shareholders. Because DCL was not a public company at the time the DAP was established, DCL could not make grants tied directly to its own stock performance. Accordingly, the DAP was designed to replicate, as closely as possible, an equity-type incentive award program. Because DHC indirectly owned 2/3 of the membership interests in DCL and DHC’s interest in DCL accounted for a significant portion of DHC’s market value, DHC’s stock price was chosen as the basis for the DAP awards.

Replenishment awards.  Prior to the Transaction, it had been the practice of the company under the DAP that, subject to the absence of any performance issues on the part of the applicable participant, each participant would receive a replenishment award on the date a tranche of DAP units matured. The replenishment award would be a new award of a number of units equal to the number of units that vested on that maturity date. This replenishment practice was codified in Mr. Zaslav’s employment agreement, described in more detail below, so that he is contractually entitled to a DAP replenishment grant upon the maturity of a number of DAP units during the term of his agreement.

For a participant who received a DAP replenishment grant, the maturity date became the grant date of the corresponding replenishment award. Each replenishment award had a base price determined based on 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the grant date of the replenishment award and the 10 trading days immediately following such grant date. Replenishment awards were otherwise granted subject to the same terms and conditions as the award that matured triggering the grant of the replenishment award. We adopted this practice as a means of continuing to emphasize the link between individual compensation and company performance. Additionally, this practice coupled with the adoption of the payment upon maturity schedule enabled us to maintain a cap on the number of units outstanding at any given time (subject only to increase for new hires or promotions).

After the Transaction, we generally stopped making new or replenishment awards under the DAP and replaced the DAP as the long-term incentive vehicle with the Stock Plan. In 2008, prior to the Transaction, however, we were continuing to make new and replenishment DAP awards, including to NEOs. After the Transaction, unvested DAP awards continue to vest and to pay out, adjusted as described in “Executive Compensation — Discovery Appreciation Plan — DAP Adjustments below. All of the NEOs, with the exception of Messrs. Singer and LaSala, received DAP payouts in 2008 from existing grants. In addition, Mr. Zaslav’s employment agreement requires replenishment awards for vesting DAP units. Absent an amendment to Mr. Zaslav’s agreement, we will continue to make DAP awards to him during the term of his agreement.

Awards for NEOs.  Because DAP awards generally were made at time of hire or upon promotion to a qualifying level, and the number of units in the original award then determined the number of units in a replenishment award, the size of the DAP awards made in 2008 to the NEOs simply tracked the size of awards made in prior years (again, subject to the adjustments described below). All of the NEOs, with the exception of Mr. Singer, received DAP awards prior to the Transaction in 2008 and will continue to receive payouts for the four years after the date each DAP award was made, subject to the terms and conditions of the DAP. Mr. Singer joined the company after we ceased making new-hire awards under the DAP and did not receive any DAP awards.

Mr. Zaslav:  With respect to Mr. Zaslav, the member representatives determined that Mr. Zaslav would receive 4 million units under the DAP in connection with his joining the company as a part of the negotiations of his employment agreement. The size of the grant was determined by the member representatives in order to ensure that Mr. Zaslav has a substantial stake in the company’s success in order to align his interest with the interest of the company and its then-members, now-shareholders. In 2008, consistent with the terms of his employment agreement, Mr. Zaslav received a replenishment award of one million units under the DAP. Mr. Zaslav’s DAP awards were adjusted as a result of the Transaction. See “Executive Compensation —Discovery Appreciation Plan — Adjustments to DAP Awards” below for more information. Mr. Zaslav received a replenishment grant on January 2, 2009, of 1,489,177 units, to replace the DAP units that matured as of that date.

Mr. Campbell:  Mr. Zaslav determined the amount of Mr. Campbell’s initial DAP award of 700,000 units in 2007, with the approval of the member representatives. In determining the amount of Mr. Campbell’s award, Mr. Zaslav took into account the size of other grants made to other executives at Mr. Campbell’s level in the organization and the substantial longer-term pension and other benefits that Mr. Campbell would be sacrificing by leaving his previous employer. Mr. Zaslav also considered Mr. Campbell’s status and future prospects at his previous employer, and believed that a substantial grant would be required to persuade Mr. Campbell to make the move to DCL. Once this grant was made, Mr. Campbell then received in 2008 a replenishment grant of 175,000 DAP units to replace the 25% of units that matured on March 19, 2008, the first anniversary of the award. Mr. Campbell’s DAP awards were adjusted as a result of the Transaction. See “Executive Compensation — Discovery Appreciation Plan — DAP Adjustments” below for more information.

Ms. Alpert Romm:  Mr. Zaslav determined the amount of Ms. Alpert Romm’s initial DAP award of 400,000 units in 2007, with the approval of the member representatives. In determining the amount of Ms. Alpert Romm’s award, Mr. Zaslav took into account the size of other grants made to other executives at Ms. Alpert Romm’s level in the organization. He also considered the substantial pension and other benefits that Ms. Alpert Romm would be sacrificing by leaving her previous employer. Once this grant was made, Ms. Alpert Romm then received in 2008 a replenishment grant of 100,000 DAP units to replace the 25% of units that matured on March 12, 2008, the first anniversary of the award. Ms. Alpert Romm’s DAP awards were adjusted as a result of the Transaction. See “Executive Compensation — Discovery Appreciation Plan — DAP Adjustments” below for more information.

Mr. LaSala:  Mr. Zaslav determined the amount of Mr. LaSala’s initial DAP award of 180,000 units in 2008, with the approval of the member representatives. In determining the amount of Mr. LaSala’s award, Mr. Zaslav took into account the size of other grants made to other executives at Mr. LaSala’s level in the organization and the input of the member representatives. Mr. LaSala’s DAP award was adjusted as a result of the Transaction. See “Executive Compensation — Discovery Appreciation Plan — DAP Adjustments” below for more information.

Mr. Millay:  In 2008, Mr. Millay did not receive any new awards under the DAP.

The DAP awards are included in the Summary Compensation Table in the “Option Awards” column. The dollar amounts reported in the Summary Compensation Table for the DAP awards do not reflect actual payments made to the NEOs in the years presented. As further explained in footnote (1) to the table, the dollar amounts reflect the compensation expense recognized for financial reporting purposes with respect to DAP awards held by the executives. The dollar amounts paid to the NEOs in 2008 on account of previously vested DAP awards are reported in the Option Exercises table. For more information with respect to DAP awards granted to the NEOs in 2008, please refer to the Grants of Plan-Based Awards table.

Adjustments to DAP Awards.  Under the terms of the DAP, the Transaction did not result in acceleration of vesting or acceleration of payment of DAP awards, or otherwise alter the rights of holders under the DAP. The awards remained outstanding and subject to the same vesting and payment provisions in effect at the time of the closing of the Transaction, but were adjusted to reflect the change from Series A common stock of DHC to Series A common stock of DCI. The adjustments, which are described in detail in “Executive Compensation — Discovery Appreciation Plan — DAP Adjustments,” were designed to preserve the aggregate intrinsic value of the existing DAP awards.

Stock Plan

Generally.  The Stock Plan is an equity-based long-term incentive plan. Since the Transaction, this has been the primary vehicle for long-term incentive compensation for company executives, with the exception of Mr. Zaslav. The Compensation Committee has delegated the authority to make awards under the Stock Plan to the Equity Compensation Subcommittee and the Subcommittee began making regular grants of NQSOs and CS-SARs as of the Transaction.

We believe that equity awards provide our executives with a long-term stake in the success of the company. The Compensation Committee has designed the NQSO awards to provide options to purchase a certain number of shares of DCI Series A common stock, vesting 25% annually over four years and expiring seven years from the date of grant. The Subcommittee’s intent is to make equity awards annually in March each year, with new hire and promotion grants made throughout the year in the Subcommittee’s regular meetings, generally on or about the 15th of each month. In 2008, this resulted in the practice of holding regularly-scheduled Subcommittee meetings on or about the 15th day of each month and making awards at each meeting, with the exercise price equal to the closing price as of the date of grant.

On occasion for administrative convenience, we may make a grant with a future effective date, with the grant price set on the future effective date. This occurred in 2008 and early 2009 because there were a small number of DAP awards with vesting dates that were not on the 15th of the month. As discussed below in “— Special Equity Awards Related to Transition from DAP,” in the six months after the Transaction, the Subcommittee made special equity awards for former DAP participants in lieu of DAP replenishment awards. The Subcommittee generally approved these transition awards to be effective as of the date the DAP award vested. To keep to this transition design for these “off-cycle” DAP awards that were made on dates other than the 15th, the Subcommittee made the equity awards effective as of the vesting date and with a closing price as of the vesting date. As further described below, Ms. Alpert Romm received a CS-SAR award made effective March 12, 2009, with the base price as of the closing on that date, but the grant was actually approved by the Subcommittee on February 12, 2009, in its regularly-scheduled meeting. In the February 12, 2009, meeting, the Subcommittee also approved awards for other employees, including Mr. LaSala, effective as of February 13 with the base price as of February 13 (the business day immediately preceding the DAP vesting date of February 15).

To reach an annual grant schedule, we have created a transition design that aims to provide the same overall value as the DAP replenishment awards during the 16 months after the Transaction, with the first regular annual grants being made to the eligible employee population in March 2010. This transition design generally applies to our NEOs with some significant exceptions: Mr. Zaslav will continue to receive DAP replenishment awards based on his employment agreement; Mr. Singer received special sign-on and new hire awards, as further described below; and Mr. Millay did not receive any equity awards under the Stock Plan because he separated from employment prior to the Transaction.

Since the Transaction, the Subcommittee has made grants under the following circumstances:

•	new hire NQSO grants;

•	NQSO grants associated with promotion to a job level eligible for grants;

•	special CS-SAR grants that are designed to effect a smooth transition from the DAP replenishment design;

•	special NQSO grants that are also part of the transition from the DAP replenishment design;

•	NQSO grants for employees in the first annual equity award cycle in March 2009; and

•	CS-SAR grants for new hires, promotions, and in the annual award cycle, in those countries that do not permit NQSO awards.

Special Equity Awards Related to Transition from DAP:  The CS-SAR and NQSO awards related to the transition from the DAP replenishment practice are designed to move the company to an annual grant cycle that delivers equity awards once per year on generally the same cycle as the annual performance assessment, merit adjustment to base salary, and payout of the previous year’s annual cash bonus. There are two groups of awards related to the transition from DAP: the first are special CS-SAR grants that were made in lieu of DAP replenishment grants for employees with DAP vesting dates between the Transaction and March 15, 2009. These CS-SAR grants were made on or about the DAP vesting date with the same number of CS-SARs as the vesting DAP units. The grant price is the closing price on the effective date of the grant. One half of the grant vested on March 15, 2009, and is exercisable until March 15, 2010; the second half vests on March 15, 2010 and is automatically exercised as of that date, using an exercise price based on the average closing price of a single Series A common share of the company for the 10 trading days preceding and including March 15, 2010 and the 10 trading days following March 15, 2010.

The second are NQSO grants with shortened vesting and exercise periods. These grants were made on March 10, 2009, to employees with DAP vesting dates between the Transaction and September 17, 2009. The number of NQSOs was based on the number of DAP units vesting during this time period and the grant price is the closing price on March 10, 2009. The grant vests roughly one-third each year over three years and expires after 3.25 years, on June 10, 2012.

We believe that the design of these awards is appropriate to transition employees who historically have received regular DAP replenishment grants on timing unrelated to the annual performance review cycle and under a plan that did not require or allow employee choice in the timing of exercise. The transition awards provide similar overall value to the DAP replenishment awards and are intended to then allow regular equity grants in March 2010, using the four-year vesting and seven-year expiration terms designed by the Committee.

Awards for NEOs.  In March 2009, Messrs. Campbell and LaSala and Ms. Alpert Romm received equity awards related to the transition. Mr. Zaslav and Mr. Millay did not receive any equity awards under the Stock Plan and Mr. Singer received new hire and sign-on awards as further described below.

Mr. Singer:  The member representatives entered into an employment agreement with Mr. Singer under which the company agreed that he would be recommended for two stock option awards if the company became publicly traded within 18 months following his employment commencement. Under the employment agreement, the company agreed to make a special sign-on option award as well as a new hire option award to Mr. Singer, with the grant price for both being the higher of the DHC price on Mr. Singer’s date of hire and the price of company stock on the date the option was actually granted. After the Transaction, the Subcommittee approved the two awards of Mr. Singer for a total of 808,371 NQSOs. The grant price was $17.72, and was calculated using the DAP conversion methodology described in “Executive Compensation — Discovery Appreciation Plan — Adjustments to DAP Awards” but using the price of a share of DHC Series A common stock as of Mr. Singer’s date of hire, because this was higher than the price of a share of our Series A common stock on October 1, 2008, the date of grant. The NQSOs vest 25% each year over four years, with the first tranche vesting on July 15, 2009, and expire on October 1, 2015. See “Executive Compensation — Executive Compensation Arrangements — Singer Employment Agreement” below for a description of these provisions.

Mr. Singer also received a NQSO award in the annual award cycle for eligible employees on March 10, 2009. Mr. Singer received 340,000 NQSOs with an exercise price of $15.34, the closing price as of the date of grant. The NQSOs are subject to the same terms and conditions as the NQSO awards made to other employees who were not prior DAP participants, vest over four years and expire seven years from date of grant. The Subcommittee determined this award was appropriate to reward Mr. Singer’s exceptional performance since he joined the company in July 2008. The Subcommittee also considered Mr. Zaslav’s recommendation and the competitive data in determining the appropriate number of options.

Mr. Campbell:  Mr. Campbell did not have a DAP vesting date between the Transaction and March 15, 2009 and accordingly was not considered for a transitional CS-SAR grant. On March 10, 2009, as part of the transition options grant to eligible employees, the Subcommittee awarded Mr. Campbell 262,097 NQSOs with a grant price of $15.34, the closing price of our Series A common stock on the date of grant, with the shortened vesting and expiration periods that applied to awards to former DAP participants, summarized above. The Subcommittee determined that it was appropriate to treat Mr. Campbell the same way that other similarly-situated employees were treated in the DAP transition and these grants were made on the same terms and using the same calculation methods and the grants made to other employees.

Ms. Alpert Romm:  Ms. Alpert Romm had an existing DAP award with a maturity event on March 12, 2009. Pursuant to the transition design, the Subcommittee granted her a CS-SAR grant effective on that date. The first half of the grant, with 74,149 CS-SARs, vested on March 15, 2009, and is exercisable until March 15, 2010. The second half, with 74,150 CS-SARs, vests on March 15, 2010 and is automatically exercised as of that date. The grant price for both was $16.55 per share, the closing price on the date of grant.

On March 10, 2009, as part of the transition options grant to eligible employees, the Subcommittee awarded Ms. Alpert Romm 148,299 NQSOs with a grant price of $15.34 per share, the closing price of our Series A common stock on the date of grant, with the shortened vesting and expiration periods that applied to awards to former DAP participants, summarized above. The Subcommittee determined that it was appropriate to treat Ms. Alpert Romm the same way that other similarly-situated employees were treated in the DAP transition and these grants were made on the same terms and using the same calculation methods as the grants made to other employees.

Mr. LaSala:  Mr. LaSala had an existing DAP award with a maturity event on February 13, 2009. Pursuant to the transition design, the Subcommittee granted him a CS-SAR grant effective on that date. The first half of the grant, with 26,915 CS-SARs, vested on March 15, 2009, and is exercisable until March 15, 2010. The second half, with 26,916 CS-SARs, vests on March 15, 2010 and is automatically exercised as of that date. The grant price for both was $13.98 per share, the closing price on the date of grant.

On March 10, 2009, as part of the transition options grant to eligible employees, the Subcommittee awarded Mr. LaSala 53,831 NQSOs with a grant price of $15.34 per share, the closing price of our Series A common stock on the date of grant, with the shortened vesting and expiration periods that applied to awards to former DAP participants, summarized above. The Subcommittee determined that it was appropriate to treat Mr. LaSala the same way that other similarly-situated employees were treated in the DAP transition and these grants were made on the same terms and using the same calculation methods and the grants made to other employees.

Retirement Benefits

The NEOs generally participate in the same benefit plans on the same terms these plans are offered to other regular full-time employees. In addition to a standard 401(k) defined contribution plan, we offer a Supplemental Deferred Compensation Plan (the “SRP”) to US-based senior employees, including all of the NEOs. The NEOs participate on the same terms and conditions as other eligible employees. An eligible employee can make an election to defer a portion of base salary each calendar year into the SRP account. To encourage participation in the defined contribution plans, the company makes a matching contribution of (i) 100% of the employee’s first 3% of salary contributions to the defined contribution plans, and (ii) 50% of the employee’s next 3% of salary contributions to the defined contribution plans, up to a maximum amount of 4.5% of company matching contributions, subject to certain limits under applicable tax regulations. This matching formula is applied to deferrals into the 401(k) plan and provides a matching contribution into the SRP to the extent the 401(k) deferrals are on base salary in excess of the IRS compensation limit under the 401(k) regulations. In 2008, the maximum amount of base compensation considered in this calculation for the SRP was $550,000; the limit was increased to $1 million for 2009. Participants in the SRP are also permitted to contribute portions of their DAP payments, their ICP awards and any other incentive payments they receive from the company to their SRP accounts. These contributions are not matched. The 401(k) accounts and the SRP accounts are managed by the same plan administrators and offer the same investment options.

We believe this plan is necessary to allow employees who would otherwise be limited by IRS restrictions on compensation considered in participation in the company’s 401(k) plan to save a proportionate amount for retirement, to provide the same matching opportunity to these employees that they would have had absent the IRS compensation limits, and to support the goals of providing competitive compensation packages to our employees. For more information about the SRP, please refer to the Non-Qualified Deferred Compensation Table below.

Health, Welfare and Other Personal Benefits

The NEOs are eligible to participate in the health, welfare and fringe benefits generally made available by the company to its US-based regular full-time employees, such as basic and supplemental life insurance, short and long-term disability, commuter reimbursement, fitness reimbursement and access to legal resources. Employees at the level of vice president and above, including the NEOs, are also eligible to participate in executive-level long-term disability and long-term care plans.

In addition, we provide the following perquisites and other personal benefits to our NEOs:

Relocation Expenses; Related Gross-Up.  Consistent with our objective to attract and retain a high-performing executive management team, we actively recruit top-notch candidates from all over the country to fill executive level openings and will reimburse the newly hired executive for relocation costs and pay the executive an amount equal to the tax resulting from the reimbursement (a “gross-up”). Mr. Singer is eligible for reimbursement costs associated with his 2008 move. Although those expenses will not be reimbursed until 2009, a portion has been accrued and is reflected in the Summary Compensation Table. Relocation expenses, and related gross-ups, paid to Mr. Singer in 2009 will be reflected in the company’s 2010 proxy statement. Mr. Singer’s relocation benefits include an allowance for financial loss that may be incurred on the sale of his residence in Boston, Massachusetts, with the total relocation benefits, including related gross-up, limited to $1.75 million.

Mr. LaSala was reimbursed for costs associated with his 2008 move, in accordance with our relocation policy as it applies to employees at Mr. LaSala’s job level. Relocation expenses, and related gross-ups, are reflected in the Summary Compensation Table.

Aircraft Usage; Related Gross-Up.  We have an agreement with NetJets Inc. pursuant to which we lease the right to a specified amount of travel each calendar year on NetJets’ aircraft. We allow Mr. Zaslav to use a portion of our allotted travel time on NetJets aircraft for personal use. Personal use of the aircraft is limited to $157,000 of aggregate incremental cost per calendar year, inclusive of all incremental costs associated with any personal guests that may accompany him on flights. Excluded from this limitation on personal flight time is personal use of the aircraft where we request that family members or guests accompany Mr. Zaslav on a business trip.

Under Mr. Zaslav’s employment agreement, he was entitled to the commuting use of company aircraft until July 31, 2008, which we provided through our NetJets agreement. In 2008, we amended the company aircraft policy to allow Mr. Zaslav to continue to use the NetJets aircraft for limited purposes that are consistent with company business requirements but may be considered commuting or otherwise a perquisite.

In general, we do not permit Mr. Zaslav to use the NetJets aircraft for commuting, which we view as flights between New York and Maryland that occur at the beginning or end of the work week. In some circumstances, however, we allow Mr. Zaslav to use the NetJets aircraft for travel between New York and Maryland if we determine that it supports our business needs. This situation generally arises because Mr. Zaslav is in Maryland at the beginning of the work week and is required to return to New York for a mid-week business commitment, or stays in New York for the beginning of the work week for a business commitment. In some cases, this type of travel may be reported as a perquisite in our summary compensation table and may be considered “commuting” for tax purposes. To allow Mr. Zaslav to attend to the regular company business commitments that he has in New York without limiting his travel options, we allow him to use NetJets aircraft for this type of travel. We also “gross up” any imputed income associated with travel that is approved for this treatment.

Family members may accompany Mr. Zaslav on authorized NetJets business flights at no aggregate incremental cost to the company. Other executives are permitted to travel on the NetJets aircraft for business travel with approval of Mr. Zaslav or the company’s Founder and Chairman, Mr. Hendricks. For 2008, we provided a gross-up to Mr. Zaslav to cover taxes for imputed income arising when Mr. Zaslav’s spouse accompanied him on business travel at the request of the company. In addition, we provided Mr. Zaslav a gross-up to cover taxes arising from his mid-week travel that we treated as commuting.

Mobile Access.  We reimburse Mr. Zaslav for limited home office expenses, including his monthly satellite, cable and related television charges and Internet access.

Car Allowance.  We provide Mr. Zaslav with a monthly car allowance as provided in his employment agreement.

For more information regarding the perquisites provided in 2008 to each NEO, please refer to the “All Other Compensation” column of the Summary Compensation Table.

Payments on Change of Control or Certain Terminations

Under the employment agreements that we have entered into with the NEOs (other than Mr. Millay), we will be required to make certain payments to any such NEO who is terminated by Discovery “without cause” or who quits for “good reason” as well as following the death or disability of the NEO and in connection with certain “change of control” events (in each case as defined in the applicable agreement). In addition, the DAP, Stock Plan, and award agreements under those plans provide for the acceleration of vesting upon prescribed events such as the death or disability of the participant and in connection with certain “change in control” events (as defined therein). For more information regarding these payments, please see “Executive Compensation —  Potential Payments Upon Termination or Change-in-Control” below.

Pursuant to the terms of Mr. Millay’s retention agreement, Mr. Millay received a retention payment, ICP payment, and payment for his vested DAP units and other benefits in connection with his departure from the company. For more information regarding these payments, please see “Executive Compensation — Executive Compensation Arrangements — Millay Employment Agreement; Millay Retention Agreement” below.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to this limit on deductibility for qualifying performance-based compensation. In addition, for companies that are newly-public, 162(m) provides for exemption from these requirements for a limited period for compensation paid pursuant to agreements or arrangements that existed prior to the company becoming public.

Although we do not require all compensation paid to executives to be deductible, the Committee does consider the impact of deductibility under 162(m) when making decisions about the amount and forms of executive compensation. For 2009, we have adopted a performance-based annual bonus structure that is designed to allow deductibility of annual bonuses paid to executive officers whose compensation may be subject to 162(m) limitations.

Assessment of Risk

In view of the current economic and financial environment, the Committee has reviewed the design and operation of our incentive compensation arrangements, including the performance measures and target levels for the ICP and Mr. Zaslav’s bonus design. The Committee has determined that these arrangements do not provide our company’s executives with incentive to engage in business activities or other actions that would threaten the value of our company or the investment of our shareholders.

EXECUTIVE COMPENSATION

The following tables set forth compensation information for our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers (computed in accordance with the SEC’s rules) who were serving as executive officers as of December 31, 2008 and our former Chief Financial Officer, who resigned from Discovery effective July 25, 2008.

Summary Compensation Table

							Non-Equity
							Incentive
					Stock	Option	Plan	All Other
			Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year		($)	($)	($)	($)(1)	($)(2)	($)(3)		($)

David M. Zaslav	2008		2,000,000	3,500,000	—	2,537,907	—	298,874	(4)	8,336,781
President and Chief Executive Officer	2007		1,953,846	5,500,000	—	11,145,669	—	504,844		19,104,359
	2006		—	—	—	—	—	—		—
Bradley E. Singer	2008	*	328,846	605,000 (5)		237,348		618,324	(6)	1,789,518
Senior Executive Vice President and Chief Financial Officer
Bruce L. Campbell	2008		848,846	—	—	(105,605)	896,899	28,434		1,668,574
President, Digital Media & Corporate	2007	*	615,385	461,539	—	1,340,689	361,074	9,873		2,788,560
Development	2006		—	—	—	—	—	—		—
Adria Alpert Romm	2008		524,423	—	—	19,767	483,462	29,189		1,056,841
Senior Executive Vice President — Human Resources
Joseph A. LaSala, Jr.	2008	*	565,385	—	—	53,278	488,494	100,616	(7)	1,207,773
Senior Executive Vice President, General Counsel and Secretary
Roger F. Millay	2008	*	459,049	1,500,000	—	(1,401,894)	247,500	18,742		823,397
Senior Executive Vice President	2007		550,000	—	—	2,273,259	451,110	212,418		3,486,787
and Chief Financial Officer	2006	*	129,038	160,000	—	84,885	97,734	93,655		565,312

*	Partial year

(1)	The dollar amounts in this column reflect the compensation expense recognized for financial statement reporting purposes with respect to the DAP awards, cash-settled stock appreciation rights and option awards held by our NEOs for each of the applicable fiscal years. These amounts do not reflect actual payments made to our NEOs. See the table captioned “Option Exercises” for information about amounts paid during 2008 on account of the DAP awards, as the DAP awards are payable in cash only. Prior to September 17, 2008, the compensation expense reflected in the table was calculated in accordance with FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and EITF Issue No. 02-08, “Accounting for Options Granted to Employees in Unrestricted, Publicly Traded Shares of an Unrelated Entity,” as the value of the DAP awards was then indexed to the value of the stock of DHC. As of September 18, 2008, the compensation expense is subject to the provisions of FAS 123R.

For a description of the assumptions applied in these calculations, see footnote 15 to our consolidated financial statements filed with the SEC in our annual report on Form 10-K filed on February 26, 2009. The amounts reported disregard estimates of forfeitures of awards with service-based vesting conditions. There can be no assurance that the full SFAS 123(R) amounts will ever be realized by any NEO.

Due to the decline in price for our Series A common stock and the Series A common stock of our predecessor, DHC, over the course of 2008, we recognized a negative compensation expense with respect to the DAP awards for several of our NEOs. For those NEOs where we reported an expense relating to the DAP awards in 2007 and we recognized a benefit in 2008, we have reported the decline in value of that NEO’s DAP awards, in accordance with the SEC’s rules.

(2)	These amounts reflect the cash performance awards earned by the applicable NEO under Discovery’s Incentive Compensation Plan, which is more fully described under “Compensation Discussion and Analysis — Compensation Decisions — 2008 ICP” above. The 2008 award amounts were determined and paid out during the first quarter of 2009, the 2007 award amounts were determined and paid out during the first quarter of 2008 and the 2006 awards were determined and paid out during the first quarter of 2007.

(3)	We offer executives basic life insurance as well as executive level disability and long-term care coverage. We also offer matching contributions to an executive’s 401(k) plan and contributions to the supplemental retirement plan, subject to certain limitations. Below are the payments made on behalf of the NEOs to the foregoing plans in 2008:

			Company
		Disability/Long	Contributions
	Basic Life ($)	Term Care ($)	401(k) ($)	SRP ($)

Mr. Zaslav	1,020	4,382	10,350	14,400
Mr. Singer	324	—	—	—
Mr. Campbell	867	2,976	10,191	14,400
Ms. Alpert Romm	536	5,054	10,350	13,250
Mr. LaSala	589	—	10,350	14,400
Mr. Millay	324	2,712	11,302	4,405

For more information regarding these benefits, please see “Compensation Discussion and Analysis — Elements of Compensation — Retirement Benefits” and “— Health, Welfare and Other Personal Benefits” above.
(4)	This amount includes $179,100 for personal use of aircraft (including family travel and flights deemed commuting for which Mr. Zaslav is not provided a tax gross-up), $34,007 for travel that is treated for tax purposes as commuting but we consider business travel, and family travel at our request for business purposes and $9,787 for related tax gross-ups. Also includes $6,443 for personal use of car service and related travel expenses, and $5,021 for related tax gross-ups. See “Compensation Discussion and Analysis — Elements of Compensation — Aircraft Usage; Related Gross-Up” above for more information regarding our policies regarding Mr. Zaslav’s use of our allotted travel on the NetJets aircraft. Also included in the table are $16,800 for a car allowance, $2,173 in respect of home office expenses, $8,650 for personal security provided to Mr. Zaslav’s and his family while traveling abroad and $6,741 in related tax gross-ups for the security services.

(5)	Includes Mr. Singer’s signing bonus of $35,000 as well as an annual bonus of $470,000 and an additional discretionary bonus of $100,000 paid in 2009 with respect to services rendered by him under his employment agreement in 2008.

(6)	Includes $618,000 that we have accrued in respect of Mr. Singer’s relocation reimbursement amounts. We expect to pay Mr. Singer’s relocation reimbursement in December 2009.

(7)	Includes $48,255 for reimbursement of certain relocation expenses and $27,023 in related tax gross-ups.

Grants of Plan-Based Awards in 2008

						All Other
						Option			Grant
						Awards:		Exercise	Date Fair
			Estimated Future Payouts Under			Number of		or Base	Value of
			Non-Equity Incentive Plan Awards			Shares		Price of	Stock and
	Grant		Threshold	Target	Maximum	Underlying		Option	Option
Name	Date		($)	($)	($)(1)	Options (#)		Awards ($/sh)	Awards ($)

David M. Zaslav	1/2/2008					1,195,923		22.91	2,071,456	(2)
Bradley E. Singer	10/1/2008					808,371	(3)	17.72	3,797,572
Bruce L. Campbell		(4)	0	637,500	1,434,375
	3/19/2008					209,556		19.31	632,310	(2)
Adria Alpert Romm		(4)	0	315,000	708,750
	3/12/2008					119,559		19.65	339,764	(2)
Joseph A. LaSala, Jr.		(4)	0	349,213	781,230
	2/15/2008					215,325		20.86	493,329	(2)
Roger F. Millay		(5)	0	0	0

(1)	Amounts in excess of this maximum may be paid on a discretionary basis.

(2)	Reflects the number of units granted under the applicable DAP award. Each award vests as to 25% of the units on each anniversary of the grant date and is payable in cash. The grant date fair values of the DAP awards reported in this table have been calculated using the pre-conversion number of awards and base price on their respective dates of grant. The awards were converted into DAP awards based on Discovery Series A common stock following the completion of the Transaction. While that conversion was intended to result in the DAP awards having the same intrinsic value pre- and post-conversion, the formula resulted in the fair value of the awards on the date of the conversion differing from their grant date fair value. See “— Discovery Appreciation Plan,” below, for more information concerning the conversion of the DAP awards following the completion of the Transaction.

(3)	These options vest in four equal annual installments, beginning on July 15, 2009 and will expire on October 1, 2015.

(4)	These amounts represent possible payouts pursuant to the ICP with respect to the year ended December 31, 2008. The performance metrics and potential payout amounts under the ICP for each NEO eligible for an ICP award were determined in the first quarter of 2008. Actual amounts paid out are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the performance criteria applicable to these awards, please see “Compensation Discussion and Analysis — Compensation Decisions — 2008 ICP” above.

(5)	Pursuant to the retention agreement with Mr. Millay, he received a pro-rated payment for 2008 in the amount of $247,500, paid within 30 days after his separation from employment in July 2008. Accordingly, Mr. Millay did not have any outstanding awards under the ICP during the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

David M. Zaslav	0	3,570,593	14.81		(1)
	0	1,195,923	22.91		(1)
Bradley E. Singer	0	808,371	17.72	10/1/2015	(2)
Bruce L. Campbell	0	629,124	16.32		(1)
	0	209,556	19.31		(1)
Adria Alpert Romm	0	355,232	15.65		(1)
	0	119,559	19.65		(1)
Joseph A. LaSala, Jr.	0	215,325	20.86		(1)
Roger F. Millay(3)	0	0	0	0

(1)	These awards consist of awards that were made under the Discovery Appreciation Plan. Each award vests as to 25% on each anniversary of its grant date and is payable in cash. DAP awards have no expiration date and payment is made in cash in connection with vesting.

(2)	These stock options vest in four equal annual installments beginning on July 15, 2009.

(3)	Mr. Millay’s employment with us terminated in July 2008. In accordance with the terms of his Retention Agreement, his unvested DAP awards terminated with his employment and he was entitled to payments for any vested DAP awards within 60 days of his departure. Accordingly, Mr. Millay had no outstanding awards at December 31, 2008.

Discovery Appreciation Plan

Generally.  The Discovery Appreciation Plan, or DAP, is a long-term incentive plan that was, before we became a public company, designed to reward our employees at the level of Director and above for increases in the market value of the Series A common stock of Discovery’s previous indirect member, DHC. Upon joining us or, in some cases, being promoted, each qualifying employee received a DAP award. These awards consist of a number of units which represented an equivalent number of shares of DHC Series A common stock and a base price which was determined based on 110% of the average of the closing stock prices of the DHC Series A common stock on the Nasdaq Global Select Market over the 10 trading days immediately preceding and including the grant date and the 10 trading days immediately following the grant date. Each award vests as to 25% of the units on each of the four anniversaries of the date of grant.

DAP adjustments.  Pursuant to the provisions of the DAP governing adjustments in the event of a change in capitalization and similar events, the member representatives agreed that outstanding DAP awards would be adjusted at the effective time of the Transaction to reflect the changes in DHC’s stock. Specifically, the base price (or “Beginning Unit Value” as defined in the DAP) of each DAP award (as adjusted, an “Adjusted DAP award”) was calculated by multiplying (x) the volume weighted average price of our Series A common stock over the first 10 trading days of regular way trading after the closing of the Transaction, and (y) a fraction, (1) the numerator of which is the base price (or “Beginning Unit Value”) of the existing DAP award and (2) the denominator of which is the volume weighted average price of the DHC Series A common stock over 5 consecutive trading days of regular way trading prior to closing of the Transaction. The number of shares of our Series A common stock relating to each such Adjusted DAP award was calculated to preserve the aggregate intrinsic value of the existing DAP award. Upon a DAP vesting event, participants receive a cash payment equal to the difference between the Beginning Unit Value and the ending unit value, which is the average of the closing stock prices over the 10 trading days immediately preceding and including the vesting date and the 10 trading days immediately following the vesting date, multiplied by the number of units that vested.

The chart below shows the effect of the adjustments described above for outstanding DAP awards held by the NEOs, other than Mr. Millay, whose DAP awards were not adjusted and were paid based on the value on his departure date, July 25, 2008.

		Pre-Transaction		Post-Transaction
		DAP Awards		Adjusted DAP Awards
			No of
	DAP		Outstanding	Adjusted	No of Adjusted
	Grant	Beginning	DAP Units	Beginning	DAP Units
Executive	Date	Price	(1)	Price	(2)

David M. Zaslav	1/2/2007	$17.70	3,000,000	$14.81	3,570,593
David M. Zaslav	1/2/2008	$27.38	1,000,000	$22.91	1,195,923
Bruce L. Campbell	3/19/2007	$19.50	525,000	$16.32	629,124
Bruce L. Campbell	3/19/2008	$23.08	175,000	$19.31	209,556
Adria Alpert Romm	3/12/2007	$18.70	300,000	$15.65	355,232
Adria Alpert Romm	3/12/2008	$23.48	100,000	$19.65	119,559
Joseph A. LaSala, Jr.	2/15/2008	$24.93	180,000	$20.86	215,325

(1)	Each pre-Transaction DAP unit related to one share of DHC Series A common stock.

(2)	Each post-Transaction adjusted DAP unit relates to one share of our Series A common stock.

Award Provisions.  The DAP provides that on termination of employment for cause (as defined in the DAP), a participant’s units, whether vested or unvested, are forfeited. If a participant voluntarily or involuntarily (other than for cause) terminates employment other than for death, disability or retirement, all unvested units are forfeited. In the case of the participant’s voluntary termination of employment other than for retirement, 100% of the value of vested units will be paid if the participant signs a general release that includes a covenant not to compete and abides by such agreements as provided in the DAP, and, if not, only 75% of the value of the vested units will be paid. If a participant is involuntarily terminated other than for cause, the participant would be paid for all vested DAP awards. Vesting of 100% of units generally is accelerated in the event that (1) a participant dies, becomes disabled, or retires, (2) a participant’s employment is terminated other than for cause within twelve months of a change in control (as defined in the DAP), or (3) the DAP is terminated. Under the DAP, a participant may retire and qualify for accelerated vesting, in general, after attainment of age 62 with five years of service.

The DAP’s provisions for vesting or forfeiture of units on termination of employment in various circumstances as described above govern the DAP awards made to the NEOs unless otherwise provided in employment or other agreements with them. Please see “— Executive Compensation Arrangements” and “— Potential Payments Upon Termination or Change in Control” below for a description of these agreements.

Option Exercises and Stock Vested in 2008

	Option Awards
	Number of	Value
	Shares Acquired	Realized on
	on Exercise	Exercise
Name	(#)(1)	($)(2)

David M. Zaslav	1,000,000	9,681,000
Bradley E. Singer	0	0
Bruce L. Campbell	175,000	626,500
Adria Alpert Romm	100,000	478,000
Joseph A. LaSala, Jr.	0	0
Roger F. Millay(3)	187,500	956,250

(1)	The awards that vested and were paid out in 2008 were made under the DAP. Payment was made in cash and no shares were issued. The numbers listed in this column reflect the number of units that vested and gave rise to the value realization event. Because the DAP vesting dates for the awards reported in this table took place prior to the closing of the Transaction, we are reporting pre-conversion numbers for the numbers of awards that vested and were paid out.

(2)	Represents cash actually received with respect to units listed in corresponding column of table.

(3)	Mr. Millay’s employment with us was terminated in July 2008. In accordance with the terms of his Retention Agreement, Mr. Millay was entitled to receive payment for his vested DAP awards within 60 days after his departure, valued as of his final departure date in accordance with the plan.

Nonqualified Deferred Compensation(1)

	Executive		Registrant		Aggregate
	Contributions		Contributions		Earnings	Aggregate	Aggregate
	in Last		in Last		in Last	Withdrawals/	Balance at
Name	Fiscal yr ($)		Fiscal yr ($)		Fiscal yr ($)	Distributions ($)	12/31/08 ($)

David M. Zaslav	2,570,906	(2)	14,400	(3)	(799,380)	0	1,785,926
Bradley E. Singer	0		0		0	0	0
Bruce L. Campbell	0		14,400	(3)	(4,705)	0	9,695
Adria Alpert Romm	52,346	(4)	13,250	(3)	(254,376)	0	559,267
Joseph A. LaSala, Jr.	0		14,400	(3)	(1,781)	0	12,619
Roger F. Millay	0		4,405	(3)	(5,162)	29,000	3,078

(1)	This table provides information with respect to the Supplemental Retirement Plan for senior employees. For more information regarding the SRP, please see “Compensation Discussion and Analysis — Retirement Benefits” above.

(2)	Of this amount, $53,846 is reported under Salary for 2008 in the Summary Compensation Table. The remainder relates to a payment in respect of a vested DAP award.

(3)	This amount is reported under All Other Compensation for 2008 in the Summary Compensation Table.

(4)	This amount is reported under Salary for 2008 in the Summary Compensation Table.

Executive Compensation Arrangements

Zaslav Employment Agreement

We have an employment agreement with David Zaslav, our President and Chief Executive Officer, for an original term of five years commencing on January 2, 2007, with automatic one year extensions (subject to termination by either party prior to the commencement of an extension period). Pursuant to this agreement, Mr. Zaslav is entitled to receive a base salary of $2 million per annum and an annual bonus. During 2007, Mr. Zaslav was entitled to receive and did receive a guaranteed bonus of $3 million; for 2008, he was entitled to a guaranteed minimum bonus of $2 million. During each of the remaining three years of the original term of the agreement, Mr. Zaslav will be entitled to receive a guaranteed annual bonus, equal to $1.5 million for 2009 and $1 million for each of 2010 and 2011. There is no guaranteed bonus amount for any extension period. After the first year of employment, Mr. Zaslav may earn a performance-based bonus in excess of the guaranteed bonus amount applicable to a particular year. The amount of the performance-based bonus will depend on the achievement of qualitative and quantitative performance criteria. The Compensation Committee determined the amount of Mr. Zaslav’s bonus for 2008, using the quantitative and qualitative performance criteria, and will determine Mr. Zaslav’s annual bonuses going forward. Mr. Zaslav also received a signing bonus of $2.5 million in 2007 pursuant to the agreement. Mr. Zaslav receives 4 weeks of vacation under his agreement.

Pursuant to the employment agreement, we were required to reimburse Mr. Zaslav for reasonable expenses incurred in relocating his principal residence, including temporary housing, closing and realtor costs and packing and transport expenses, subject to a maximum reimbursement of $250,000. In addition, during 2007 and a portion of 2008, Mr. Zaslav was entitled to limited personal use of aircraft under Discovery’s NetJets agreement for commuting between his residence and Discovery’s offices. Under the agreement, to the extent any expense associated with Mr. Zaslav’s use of the aircraft is not deductible by Discovery, he was obligated to reimburse Discovery for the loss of any tax benefit or, at his election, pay for the use of such aircraft in a manner such that no portion of the expense is nondeductible. The member representatives did not require such reimbursement in 2008 with regard to expenses incurred in 2007.

Mr. Zaslav is also entitled to other perquisites, such as a monthly car allowance and certain mobile technology, as well as the ability to participate in all employee benefit plans available to Discovery’s senior executive group.

On his start date, Mr. Zaslav received a DAP award with respect to 4 million units pursuant to the terms of his agreement. The terms of this award are substantially similar to the standard terms of the DAP awards described in ‘‘— Discovery Appreciation Plan” above, except as to the accelerated vesting described below and Mr. Zaslav’s right to receive replenishment grants on each maturity date of his original award. Additionally, the Beginning Unit Value of Mr. Zaslav’s DAP units is equal to 110% of the closing stock price of the DHC Series A common stock on December 29, 2006, the last trading day prior to his January 1, 2007 grant date. If Mr. Zaslav is terminated without “cause” or he terminates his employment for “good reason” (in each case, as defined in the agreement), his DAP awards all accelerate with the amount to be paid and the timing of such payment to be based on his termination date. If, however, any such termination occurs prior to the fifth anniversary of his start date, one-half of his vested DAP awards will be valued as of the date of termination with the remaining one-half being valued as of their respective regular maturity dates or the fifth anniversary of his start date, whichever is earlier, in each case for purposes of determining the amount and timing of the payments to be made to him.

Upon any termination of his employment, Mr. Zaslav is entitled to all accrued and unpaid salary and bonus, accrued and unused vacation days and benefits accrued under our welfare and retirement plans. In addition, Mr. Zaslav is entitled to certain severance payments in the event he is terminated without “cause” or by reason of death or disability or he terminates his employment for “good reason” (in each case, as defined in the agreement). The payment of Mr. Zaslav’s severance is conditioned on his execution of a release in favor of Discovery. For more information regarding these severance payments, please see “— Potential Payments Upon Termination or Change in Control” below.

Pursuant to Mr. Zaslav’s employment agreement, he is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of his employment and for a period thereafter.

Singer Employment Agreement

We entered into an employment agreement with Brad Singer, our Senior Executive Vice President, Chief Financial Officer, for an original term of three years commencing on July 15, 2008, with one automatic three year extension (subject to termination by either party prior to the commencement of an extension period). Pursuant to the agreement, Mr. Singer received a sign-on bonus of $35,000. The agreement provides Mr. Singer a base salary of $750,000 per annum, subject to annual increases in accordance with our standard practices and procedures. Mr. Singer is also eligible to receive an annual performance bonus with a payment target of 75% of his base salary. For fiscal year 2008 only, Mr. Singer was entitled to receive a guaranteed bonus of $470,000 and was eligible for an additional discretionary bonus in the sole discretion of the CEO and the Compensation Committee based on individual performance and the success of our transition to a public company.

Pursuant to the agreement, we are required to reimburse Mr. Singer for reasonable expenses incurred in relocating his principal residence in accordance with our relocation policies, provided that the maximum reimbursement afforded under the relocation policy is increased to $1,750,000 (including financial loss protection on sale of his then-current residence and tax gross ups). Reimbursement for relocation expenses is subject to continued employment and may be required to be repaid on a resignation without “good reason” or a termination for “cause” (in each case, as defined in the agreement) within 18 months of employment commencement. We expect to pay Mr. Singer’s relocation expenses in December 2009 and expect that these expenses will total $1,750,000.

Mr. Singer’s agreement required that we recommend him for stock option awards if we became a public company within 18 months following his employment commencement, which event took place. These awards were made on October 1, 2008 and consisted of a sign-on award valued at $3 million under assumptions set forth in the agreement and an additional award valued at $1.6 million on the same assumptions. The sign-on option includes full vesting if Mr. Singer is terminated without “cause” or he terminates his employment for “good reason” or the original term is not extended. The agreement also provides that he may be recommended for an additional option grant in 2009.

Mr. Singer is also entitled to participate in employee benefit plans available to executives at his level at the company and is subject to customary covenants as to confidentiality and non-competition.

In the event that Mr. Singer is terminated without “cause” (including by contract non-extension) or he terminates his employment for “good reason,” he is entitled to payment of his base salary for the remainder of his employment term, but not less than 12 months’ base salary, pro-rated bonus and vesting of the sign-on option (as described above). These payments are conditioned on his execution of a release in favor of Discovery. Mr. Singer also is entitled to payment on death or disability as provided in the agreement.

Campbell Employment Agreement

We entered into an employment agreement with Bruce L. Campbell, our President, Digital Media & Corporate Development, on March 13, 2007. This agreement was amended and restated on April 2, 2008 to comply with the requirements of Section 409A of the Code. The term of employment is for four years beginning on March 19, 2007 and ending March 18, 2011, with automatic one-year extensions (subject to termination by either party prior to the commencement of an extension period). Pursuant to this employment agreement, Mr. Campbell’s base salary is $800,000 per annum, with minimum yearly increases of no less than $50,000. Mr. Campbell is also eligible to receive an annual performance bonus under the ICP with his target bonus equal to 75% of his then-base salary, with a minimum bonus payment for fiscal year 2007 equal to 75% of his prorated 2007 base salary.

Under his employment agreement, Mr. Campbell received a DAP award on March 19, 2007 consisting of 700,000 units. The terms of this award are substantially similar to the standard terms of the DAP awards described in “— Discovery Appreciation Plan” above, except if Mr. Campbell voluntarily terminates his employment other than for “good reason” (as defined therein), he would forfeit all rights under his DAP awards. Mr. Campbell is also entitled to all benefits available to our similarly situated executives and is subject to customary covenants as to confidentiality and non-competition.

Under Mr. Campbell’s employment agreement, he is entitled to severance if we terminate his employment other than for “cause” or if he terminates for “good reason” (in each case, as defined therein). The payment of Mr. Campbell’s severance is conditioned on his execution of a release in our favor. In the event we provide notice to Mr. Campbell that we will not extend his employment for any applicable period, Mr. Campbell is entitled to a non-renewal payment. For more information regarding these payments, please see “— Potential Payments Upon Termination or Change in Control” below.

Alpert Romm Employment Agreement

We entered into an employment agreement with Adria Alpert Romm, our Senior Executive Vice President, Human Resources, on January 31, 2007. This agreement was amended and restated on March 6, 2008 to comply with the requirements of Section 409A of the Code. The term of employment is for five years beginning on March 12, 2007 and ending March 11, 2012. Renewal of the agreement is at the option of the company and subject to negotiation of a new agreement with Ms. Alpert Romm; if the agreement is not renewed at the end of the term, Ms. Alpert Romm’s employment becomes at will and subject to our generally-applicable policies and programs. Pursuant to this employment agreement, Ms. Alpert Romm’s base salary is $500,000 per annum, subject to annual increases in accordance with the company’s standard practices and procedures. Ms. Alpert Romm is also eligible to receive an annual performance bonus under the ICP with her target bonus equal to 60% of her then-base salary. The employment agreement also required the company to contribute $750,000 to Ms. Alpert Romm’s account in the SRP, with this special contribution vesting 20% each year on the anniversary of Ms. Alpert Romm’s date of hire.

Under her employment agreement, Ms. Alpert Romm received a DAP award on March 12, 2007 consisting of 400,000 units. The terms of this award are substantially similar to the standard terms of the DAP awards described in “Discovery Appreciation Plan” above. Ms. Alpert Romm is also entitled to all benefits available to similarly situated executives of the company and is subject to customary covenants as to confidentiality and non-competition.

Under Ms. Alpert Romm’s employment agreement, she is entitled to severance if the company terminates her employment other than for “cause” or if she terminates for “good reason” (in each case, as defined therein). The payment of Ms. Alpert Romm’s severance is conditioned on her execution of a release in favor of the company. For more information regarding these payments, please see “— Potential Payments Upon Termination or Change in Control” below.

LaSala Employment Agreement

We entered into an employment agreement with Joseph A. LaSala, Jr., our Senior Executive Vice President and General Counsel, on December 21, 2007, that was effective as of January 14, 2008. This agreement was amended and restated on March 7, 2008 to comply with the requirements of Section 409A of the Code. The term of employment began on January 14, 2008 and ends on December 31, 2010. Renewal of the agreement is at the option of the company and subject to negotiation of a new agreement with Mr. LaSala; if the agreement is not renewed at the end of the term, Mr. LaSala’s employment becomes at will and subject to the company’s generally-applicable policies and programs. Pursuant to this employment agreement, Mr. LaSala’s base salary is $600,000 per annum, subject to annual review in accordance with the company’s standard practices and procedures, but may not be decreased to less than $600,000. Mr. LaSala is also eligible to receive an annual performance bonus under the ICP with his target bonus equal to 60% of his then-base salary. The bonus for 2008 is subject to proration for the number of days worked in 2008.

Under his employment agreement, Mr. LaSala received a DAP award on February 15, 2008 consisting of 180,000 units. The terms of this award are substantially similar to the standard terms of the DAP awards described in “— Discovery Appreciation Plan” above. Mr. LaSala is also entitled to all benefits available to similarly situated executives of the company and is subject to customary covenants as to confidentiality and non-competition.

Under Mr. LaSala’s employment agreement, he is entitled to severance if the company terminates his employment other than for “cause” or if he terminates for “good reason” (in each case, as defined therein). The payment of Mr. LaSala’s severance is conditioned on his execution of a release in favor of the company. For more information regarding these payments, please see “— Potential Payments Upon Termination or Change in Control” below.

Millay Retention Agreement

On January 8, 2008, following Mr. Millay’s announcement that he intended to terminate his employment with us, we entered into a retention agreement with Mr. Millay, pursuant to which the parties agreed to retain his services as Senior Executive Vice President and Chief Financial Officer through September 30, 2008, or earlier at our discretion. Under the terms of the retention agreement, Mr. Millay received his base salary through September 30, 2008, regardless of the date of final termination, as well as a retention payment of $1.5 million, which was paid within 30 days of his final departure date. Mr. Millay also received payment for his vested DAP awards within 60 days after his departure, valued as of his final departure date. His unvested DAP awards did not accelerate. Mr. Millay’s final departure date was July 25, 2008.

The retention agreement entitled Mr. Millay to receive a prorated payment under the ICP for 2008 in the amount of $247,500 (based on a 9-month retention period). This lump sum was payable within 30 days of his final departure date.

As a condition to receiving any payments under the retention agreement, Mr. Millay executed a general release in our favor as well as a mutual non-disparagement agreement.

Potential Payments Upon Termination or Change in Control

The following summarizes the potential payments and other benefits required to be made available to the NEOs in connection with a termination of their employment or a change in control. The summaries do not include payments or other benefit plans and policies that apply equally to all salaried employees participating in such plans, including our life insurance plans. Defined terms such as “cause,” “good reason,” and “change of control” used in this summary are described at the end of this summary. The quantitative examples provided below are premised on:

•	the applicable NEO ceasing to be employed by Discovery as of December 31, 2008;

•	the ending unit value under the DAP as of that date equaling $15.70, which is 110% of the average closing market prices of our Series A common stock during the 10 trading days before and including the assumed termination date and the 10 trading days after the assumed termination date;

•	for stock options, the value shown in the table is calculated on a grant-by-grant basis by multiplying the number of unvested options held by the difference between the exercise price for such option and the closing price of our Series A common stock on December 31, 2008;

•	all accrued salary at that assumed termination date having previously been paid; and

•	all accrued vacation for 2008 having been used.

David M. Zaslav

By Discovery Other than for Death, Disability or Cause; By Mr. Zaslav for Good Reason.  If Mr. Zaslav’s employment is terminated by Discovery other than for death, disability or “cause” (as defined in his employment agreement) or by Mr. Zaslav for “good reason,” Mr. Zaslav’s employment agreement entitles him to receive payments for the following:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans;

(2) a prorated portion of Mr. Zaslav’s then current annual bonus (including any guaranteed bonus), based on the portion of the calendar year during which Mr. Zaslav was employed by us, payable during the first quarter of the following year, in the ordinary course of our bonus payments;

(3) an amount equal to one-twelfth (1/12) of Mr. Zaslav’s then current base salary and one-twelfth (1/12) of Mr. Zaslav’s then-current target annual bonus multiplied by the number of months in the applicable “severance period” (as defined below), payable over the course of the severance period consistent with our normal payroll practices;

(4) accelerated vesting and payment for all of his outstanding DAP awards;

(5) the payment of COBRA premiums for the continuation of health insurance benefits under our group health plan to Mr. Zaslav and his family until the expiration of the severance period (or the earlier eligibility of such persons for coverage by a subsequent employer of Mr. Zaslav or when COBRA rights otherwise expire).

The severance period applicable to a December 31, 2008 termination was 30 months. Under Mr. Zaslav’s employment agreement, the severance period for a later termination would be (1) 24 months if termination were to occur during the third year of employment, (2) 18 months if termination were to occur during the fourth year of employment, and (3) 12 months if termination were to occur during the fifth year of employment, except that the severance period is the lesser of 36 months and the fifth anniversary of employment in the event of a termination by us other than for “cause” or any termination by Mr. Zaslav for “good reason” within 12 months following a change in control of us. In addition, Mr. Zaslav has the right to reduce his severance period to 12 months in all events in exchange for a reduction in the period of his non-competition covenant to one year from termination. With regard to the calculation of payments Mr. Zaslav would be entitled to under this termination scenario for his outstanding DAP awards, we have used an ending unit value of $14.16 for all purposes, including those DAP awards that would be payable after December 31, 2008.

By Reason of Death or Disability.  Mr. Zaslav’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans;

(2) a prorated portion of Mr. Zaslav’s then current annual bonus (including any guaranteed bonus), based on the portion of the calendar year during which Mr. Zaslav was employed by us, payable during the first quarter of the following year, in the ordinary course of our bonus payments;

(3) payment for his DAP awards, in a lump sum, in accordance with the terms of the DAP (which provides for acceleration of vesting in such event); and

(4) the payment of COBRA premiums for the continuation of health insurance benefits under our group health plan to Mr. Zaslav, if applicable, and his family for so long as they remain eligible to receive COBRA benefits.

As a condition to receiving the severance payments described above (other than in the event of his death), Mr. Zaslav would be required to sign a general release.

By Discovery for Cause; By Mr. Zaslav Other than for Good Reason.  If Mr. Zaslav’s employment is terminated by us for “cause” or by Mr. Zaslav other than for “good reason” (in each case, as defined in his employment agreement), his employment agreement entitles him to receive all accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans. If such termination was effected by us for “cause,” or by Mr. Zaslav other than for “good reason”, Mr. Zaslav forfeits all rights under his DAP awards (regardless of whether all or any portion of the award is then vested or unvested).

The following table summarizes the potential benefits to Mr. Zaslav had termination of his employment occurred under any of the circumstances described above as of December 31, 2008:

			Involuntary
			Without Cause	Termination
	Retirement or		Termination or	Following
	Voluntary	Death or	Voluntary for	Change in
Benefits and Payments Upon Termination	Termination ($)	Disability ($)	Good Reason ($)	Control ($)	For Cause ($)

Compensation:
Base Salary	0	0	10,000,000	5,000,000	0
Bonus	0	2,000,000	4,000,000	3,000,000	2,000,000
Equity:
DAP Awards	3,177,829	3,177,829	3,177,829	3,177,829	0
Benefits:
COBRA premiums	28,808	28,808	28,808	28,808	0

Bradley E. Singer

By Discovery Other than for Death, Disability or Cause; By Mr. Singer for Good Reason.  If Mr. Singer’s employment is terminated by us other than for death, disability or “cause” (as defined in his employment agreement), including termination by reason of our non-renewal of his employment agreement, or by Mr. Singer for “good reason,” Mr. Singer’s employment agreement entitles him to receive payments for the following:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans; and

(2) base salary for the duration of the term of the agreement, which expires on July 15, 2011, unless renewed by the parties;

Notwithstanding the foregoing, in the event Mr. Singer’s employment is terminated by us not for “cause,” if we have a standard severance policy at the time of termination which would provide Mr. Singer with a higher sum than these arrangements, Mr. Singer will be entitled to such higher sum.

In addition, all of Mr. Singer’s outstanding options under his sign-on stock option award will vest and become exercisable for a period ending 150 days from the date on which Mr. Singer’s employment terminates in accordance with the terms and conditions of the award agreement. Mr. Singer’s other 2008 stock option award is subject to the general terms and conditions of the Stock Plan and the award agreement, which is consistent with the award agreements for other Stock Plan participants and provides that the stock options will remain or become exercisable as if Mr. Singer had remained employed through any exercisability dates occurring the 90 days after Mr. Singer’s termination date.

Further, the payments described above are conditioned on Mr. Singer executing a release in our favor.

By Reason of Death or Disability.  Mr. Singer’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) all accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, and other vested benefits under our welfare and benefit plans;

(2) a prorated portion of Mr. Singer’s then current annual bonus (including any guaranteed bonus), based on the portion of the calendar year during which Mr. Singer was employed by us, payable with 30 days of Mr. Singer’s termination from employment; and

(3) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the company’s executives generally, until Mr. Singer is no longer disabled or reaches age 65, whichever occurs first.

In addition, in accordance with the terms of the Stock Plan and implementing award agreements, Mr. Singer’s outstanding options will become fully exercisable in the event of his termination for death or disability and will expire on the first anniversary of the termination of his employment by reason of his death or disability.

By Discovery for Cause.  If Mr. Singer’s employment is terminated by us for “cause” (as defined in his employment agreement), his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary, accrued and unpaid annual bonus (including any guaranteed bonus) for any completed year and accrued and unused vacation, in each case in a lump sum, the guaranteed bonus payment for fiscal year 2008, and any other vested benefits under our welfare and benefit plans. Upon any termination for “cause,” any unvested stock options will be forfeited and all of Mr. Singer’s options that are then exercisable will immediately expire. If Mr. Singer is terminated for “cause” within eighteen months of the commencement of his employment, he will be required to reimburse us for all payments in respect of his relocation he received. As of December 31, 2008, Mr. Singer had not yet received any amounts in respect of his relocation.

The following table summarizes the potential benefits to Mr. Singer had termination of his employment occurred under any of the circumstances described above as of December 31, 2008:

				Involuntary
				Without
				Cause
				Termination	Termination
		Voluntary	Death or	or Voluntary	Following
	Retirement	Termination	Disability	for Good	Change in
Benefits and Payments Upon Termination	($)	($)	($)	Reason ($)	Control ($)	For Cause ($)

Compensation:
Base Salary	0	0	0	1,899,384	1,899,384	0
Bonus	0	0	470,000	470,000	470,000	470,000
Equity:
Options	0	0	0	0	0	0

Bruce L. Campbell

By Discovery Other than for Death, Disability or Cause; By Mr. Campbell for Good Reason.  If Mr. Campbell’s employment is terminated by us other than for death, disability or “cause” or by Mr. Campbell for “good reason,” including a successor’s failure to assume his employment agreement following a “change of control” (in each case, as defined in his employment agreement), Mr. Campbell’s employment agreement entitles him to receive payments for the following:

(1) an amount, payable in a lump sum, equal to his annual base salary and his target level annual bonus (which is 75% of his then-base salary) for the balance of the then-applicable term of employment, which in no event shall be less than one year;

(2) payment, in a lump sum, for all of his vested and not yet paid DAP awards; and

(3) payment, within 60 days of the end of the then-applicable employment term, for any unvested DAP awards, based on what those awards would have been worth had they vested according to their terms and been valued using the last day of the then-applicable employment term as of the relevant termination date.

His original employment term ends March 18, 2011, and each extension term would last one year.

Notwithstanding the foregoing, in the event Mr. Campbell’s employment is terminated by us not for “cause”, if we have a standard severance policy at the time of termination which would provide Mr. Campbell with a higher sum than these arrangements, Mr. Campbell will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. Campbell would be required to sign a general release and, if such termination occurs during the original employment term, continued compliance with the non-solicitation covenant in his employment agreement.

By Discovery for Cause; By Mr. Campbell Other than for Good Reason.  If Mr. Campbell’s employment is terminated by us for “cause” or by Mr. Campbell other than for “good reason” (including retirement) (in each case, as defined in his employment agreement), his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with our applicable plans and programs. This generally would include accrued and unpaid salary, accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans. Mr. Campbell forfeits all rights under his DAP awards (regardless of whether all or any portion of the award is then vested or unvested).

By Reason of Death or Disability.  Mr. Campbell’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with the company’s applicable benefits programs, which generally would include accrued and unpaid salary, accrued and unpaid annual bonus to the extent Mr. Campbell had worked the required amount of time during the calendar year to qualify for proration under the ICP, any accrued and unused vacation, and other vested benefits under the company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the company’s executives generally, until Mr. Campbell is no longer disabled or reaches age 65, whichever occurs first.

Upon Discovery’s Election Not to Extend Term.  If we exercise our option to not extend Mr. Campbell’s employment beyond the then-current term, Mr. Campbell’s employment agreement entitles him to receive payments for the following:

(1) an amount, payable in a lump sum, equal to one full year of his then-annual base salary and his then-target level annual bonus (which is 75% of his then-base salary); and

(2) payment, in a lump sum, for all of his vested but unpaid DAP awards.

The following table summarizes the potential benefits to Mr. Campbell had termination of his employment occurred under any of the circumstances described above as of December 31, 2008:

				Involuntary
				Without
				Cause
				Termination	Termination
		Voluntary		or Voluntary	Following
	Retirement	Termination	Death or	for Good	Change in
Benefits and Payments Upon Termination	($)	($)	Disability ($)	Reason ($)	Control ($)	For Cause ($)

Compensation:
Base Salary	0	0	0	1,878,029	1,878,029	0
Bonus	0	0	637,500	2,046,022	2,046,022	0
Equity:
DAP	0	0	0	0	0	0

Adria Alpert Romm

By Discovery Other than for Death, Disability or Cause; By Ms. Alpert Romm for Good Reason.  If Ms. Alpert Romm’s employment is terminated by us other than for death, disability or “cause” or by Ms. Alpert Romm for “good reason” (in each case, as defined in the employment agreement), Ms. Alpert Romm’s employment agreement entitles her to receive the following:

(1) continuation of salary and participation in the ICP for the lesser of (a) the remainder of the term of her employment agreement, or (b) 12 months, but in no event less than six months of continued salary and ICP participation; and

(2) payment for any vested but unpaid DAP awards in accordance with the terms of the DAP.

The original employment term ends March 11, 2012, and any extension term would be based on the negotiated agreement of the parties.

Notwithstanding the foregoing, in the event Ms. Alpert Romm’s employment is terminated by us not for “cause”, if we have a standard severance policy at the time of termination which would provide Ms. Alpert Romm with a higher sum than these arrangements, Ms. Alpert Romm will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Ms. Alpert Romm would be required to sign a general release and, if such termination occurs during the original employment term, continue compliance with the non-solicitation covenant in her employment agreement.

By Discovery for Cause; By Ms. Alpert Romm Other than for Good Reason.  If Ms. Alpert Romm’s employment is terminated by us for “cause” or by Ms. Alpert Romm other than for “good reason” (including retirement) (in each case, as defined in the employment agreement), her employment agreement entitles her to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with the applicable company plans and programs. This generally would include accrued and unpaid salary, accrued and unused vacation, in each case in a lump sum, and any other vested benefits under the company’s welfare and benefit plans. Ms. Alpert Romm forfeits all rights under her DAP awards (regardless of whether all or any portion of the award is then vested or unvested).

By Reason of Death or Disability.  Ms. Alpert Romm’s employment agreement provides for the payment of the following amounts upon termination of her employment by reason of her death or disability:

(1) any amounts payable in accordance with our applicable benefits programs, which generally would include accrued and unpaid salary, accrued and unpaid annual bonus to the extent Ms. Alpert Romm had worked the required amount of time during the calendar year to qualify for proration under the ICP, any accrued and unused vacation, and other vested benefits under the company’s welfare and benefit plans; and

(2) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the company’s executives generally, until Ms. Alpert Romm is no longer disabled or reaches age 65, whichever occurs first.

Additionally, if we terminated Ms. Alpert Romm’s employment within 12 months of a change in control, other than for cause, all of her then-outstanding DAP awards would immediately vest.

The following table summarizes the potential benefits to Ms. Alpert Romm had termination of her employment occurred under any of the circumstances described above as of December 31, 2008:

				Involuntary
	Retirement			Without	Termination
	or Voluntary			Cause	Following
	Termination			Termination	Change in
	Other Than	Death or	Voluntary	or Voluntary	Control Other
	for Good	Disability	Termination for	for Good	Than For Cause	For Cause
Benefits and Payments Upon Termination	Reason ($)	($)	Good Reason ($)	Reason ($)	($)	($)

Compensation:
Base Salary	0	0	550,000	550,000	550,000	0
Bonus	0	483,462	0	483,462	315,000	0
Equity:
DAP	0	17,762	0	0	17,762	0

Joseph A. LaSala, Jr.

By Discovery Other than for Death, Disability or Cause; By Mr. LaSala for Good Reason.  If Mr. LaSala’s employment is terminated by us other than for death, disability or “cause” or by Mr. LaSala for “good reason,” (in each case, as defined in the employment agreement), Mr. LaSala’s employment agreement entitles him to receive the following

(1) continuation of salary for the greater of (a) the remainder of the term of his employment agreement, or (b) 12 months;

(2) payment for any vested but unpaid DAP awards within 30 days of the release deadline specified in the employment agreement, provided that Mr. LaSala has signed and not revoked the required release;

(3) payment of Mr. LaSala’s bonus under the ICP for the year in which the termination occurs, paid under the normal timing for payouts under the ICP and subject to calculation of achievement of the actual ICP metrics but not subject to adjustment based on the assessment of Mr. LaSala’s performance (in other words, calculated using actual company results but using a 1.0 “individual multiplier”); and

(4) reimbursement of COBRA premiums paid by Mr. LaSala for continuation coverage under the company’s health and dental plans until the earlier of (a) December 31, 2010, (b) the date Mr. LaSala is no longer eligible for COBRA continuation coverage, and (c) the date Mr. LaSala becomes eligible for health and dental insurance from another employer.

The original employment term ends December 31, 2010, and any extension term would be based on the negotiated agreement of the parties.

Notwithstanding the foregoing, in the event Mr. LaSala’s employment is terminated by us not for “cause”, if we have a standard severance policy at the time of termination which would provide Mr. LaSala with a higher sum than these arrangements, Mr. LaSala will be entitled to such higher sum.

As a condition to receiving the severance payments described above, Mr. LaSala would be required to sign a general release and, if such termination occurs during the original employment term, comply with the non-solicitation covenant in his employment agreement.

By Discovery for Cause; By Mr. LaSala Other than for Good Reason.  If Mr. LaSala’s employment is terminated by us for “cause” or by Mr. LaSala other than for “good reason” (including retirement) (in each case, as defined in the employment agreement), his employment agreement entitles him to receive only those amounts or benefits that have been earned or vested at the time of the termination in accordance with the applicable company plans and programs. This generally would include accrued and unpaid salary, accrued and unused vacation, in each case in a lump sum, and any other vested benefits under our welfare and benefit plans. Mr. LaSala forfeits all rights under his DAP awards (regardless of whether all or any portion of the award is then vested or unvested).

By Reason of Death or Disability.  Mr. LaSala’s employment agreement provides for the payment of the following amounts upon termination of his employment by reason of his death or disability:

(1) any amounts payable in accordance with our applicable benefits programs, which generally would include accrued and unpaid salary, any accrued and unused vacation, and other vested benefits under the company’s welfare and benefit plans;

(2) in the event of termination by reason of death, a prorated bonus under the ICP calculated based on the date of Mr. LaSala’s death; and

(3) in the event of termination for disability, continued coverage under our medical or disability plans to the extent permitted by the plans and to the extent such benefits continue to be provided to the company’s executives generally, until Mr. LaSala is no longer disabled or reaches age 65, whichever occurs first.

Additionally, if we terminated Mr. LaSala’s employment within 12 months of a change in control, other than for cause, all of his then-outstanding DAP awards would immediately vest.

The following table summarizes the potential benefits to Mr. LaSala had termination of his employment occurred under any of the circumstances described above as of December 31, 2008:

				Involuntary
				Without	Termination
				Cause	Following
				Termination	Change in
		Voluntary		or Voluntary	Control Other
	Retirement	Termination	Death or	for Good	Than For Cause	For Cause
Benefits and Payments Upon Termination	($)	($)	Disability ($)	Reason ($)	($)	($)

Compensation:
Base Salary	0	0	0	1,200,000	1,200,000	0
Bonus	0	0	488,494	488,494	349,213	0
Equity:
DAP	0	0	0	0	0	0
Benefits:
COBRA premiums	0	0	0	28,808	28,808	0

Roger F. Millay

On January 8, 2008, following Mr. Millay’s announcement that he intended to leave the company, we entered into a Retention Agreement with Mr. Millay. This agreement provided the terms on which he would be retained as Senior Executive Vice President and Chief Financial Officer through September 30, 2008, unless we selected an earlier departure date. The severance provisions of the Retention Agreement supersede those contained in Mr. Millay’s employment agreement to the extent the Retention Agreement addresses the same circumstances. Otherwise, the provisions of the employment agreement remain applicable. We determined that Mr. Millay’s final departure date would be July 25, 2008 and he separated as of that date. The Retention Agreement provided for the following:

•	Mr. Millay received his base salary through September 30, 2008, which totaled $459,049;

•	A retention payment of $1.5 million, paid within 30 days of his final departure date;

•	A payment of $956,250 in respect of vested DAP awards; and

•	A prorated payment under the ICP for 2008 in the amount of $247,500 (based on a 9-month retention period). This lump sum was paid within 30 days of his final departure date.

Under the Retention Agreement, as a condition to receiving all payments described above, Mr. Millay was required to (i) devote his full and undivided efforts to us and perform at a level expected of a chief financial officer, (ii) participate in all financial functions relating to our corporate restructuring, (iii) cooperate with any transition plan and ensure that the financial functions are performed during the retention period, and

(iv) adhere to all legal responsibilities and our practices regarding confidentiality. Mr. Millay was also required to execute a general release in our favor as well as a mutual non-disparagement agreement.

Defined Terms

The DAP, the Stock Plan and the employment agreements with the NEOs other than Mr. Millay include definitions of various terms relevant to determining whether amounts will be paid. Set forth below is a summary of the more significant defined terms.

Discovery Appreciation Plan (DAP).  Under the terms of the DAP, “cause” means the commission of any of the following acts: (i) disorderly conduct; (ii) reporting to work under the influence of alcohol or illegal drugs, or abuse of alcohol or use of illegal drugs on our premises or while on our business, or use outside of our premises which impairs the employee’s ability to perform his or her work; (iii) committing or attempting to commit deliberate damage to our property, misuse of our property, advocating or taking part in seizure or theft of, or trespassing on, our property; (iv) failing to observe established safety rules or participating in activities which would endanger the safety of others or damage our property or inventory; (v) dishonesty or any act reflecting negatively on our good reputation; (vi) obtaining employment on the basis of false or misleading information; (vii) falsifying time sheets, attendance, or other of our records; (viii) being absent from work without proper authority; or (ix) consistent with our general policies and practices, such other acts as we may determined in our sole discretion.

Under the terms of the DAP, “change in control” means (i) the merger, consolidation or reorganization of DCL with any other company (or the issuance by DCL of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of DCL outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least fifty percent of the combined voting power of the voting securities of DCL or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that DHC or Advance Newhouse Communications (and their respective affiliates) shall hold, in the aggregate, at least fifty percent of the voting power of the voting securities of DCH; (ii) the approval by the shareholders of DCL of a plan of complete liquidation of DCL or an agreement for the sale or disposition by DCL of all or substantially all of DCL’s assets, other than any such sale or disposition to an entity at least fifty percent of the combined voting power of the voting securities of which is owned immediately after the sale or disposition by DHC or Advance Newhouse Communications (and their respective affiliates); or (iii) any sale, transfer or issuance of voting securities of DCL (including any series of related transactions) as a result of which DHC or Advance Newhouse Communications (and their respective affiliates) shall cease to hold, in the aggregate, directly or indirectly, at least fifty percent of the voting power of the voting securities of DCL.

Stock Plan.  Mr. Singer’s stock option award was made under the Stock Plan and an implementing award agreement. Under Mr. Singer’s award agreement and our standard form of award agreement, a Change of Control means an “Approved Transaction,” “Control Purchase,” or “Board Change,” each as defined in the Stock Plan, provided that the transaction actually closes and the qualifying separation from employment occurs within 12 months after the closing date. Under the Stock Plan:

“Approved Transaction” means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the company) shall approve (i) any consolidation or merger of the company, or binding share exchange, pursuant to which shares of common stock of the company would be changed or converted into or exchanged for cash, securities, or other property, other than any such transaction in which the common stockholders of the company immediately prior to such transaction have the same proportionate ownership of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the company is a party as a result of which the persons who are common stockholders of the company immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the company, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company.

“Board Change” means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Control Purchase” means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the company, any subsidiary of the company or any employee benefit plan sponsored by the company or any subsidiary of the company) shall purchase any common stock of the company (or securities convertible into common stock of the company) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (ii) any person (as such term is so defined), corporation or other entity (other than the company, any subsidiary of the company, any employee benefit plan sponsored by the company or any subsidiary of the company or any exempt person (as defined in the Stock Plan)) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing 20% or more of the combined voting power of the then outstanding securities of the company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the company’s securities), other than in a transaction (or series of related transactions) approved by the Board.

Zaslav Employment Agreement.  Under the terms of David Zaslav’s employment agreement, “cause” means (i) willful malfeasance by Mr. Zaslav in connection with his employment, including embezzlement, misappropriation of funds, property or corporate opportunity or material breach of his employment agreement, as determined by the Board after investigation, notice to Mr. Zaslav of the charge and provision to him of an opportunity to respond; (ii) if Mr. Zaslav commits any act or becomes involved in any situation or occurrence involving moral turpitude, which is materially damaging to our business or reputation; or (iii) if Mr. Zaslav is convicted of, or pleads guilty or nolo contendere to, fails to defend against, or is indicted for a felony or a crime involving moral turpitude.

Under the terms of Mr. Zaslav’s employment agreement, “good reason” means (1) reduction of Mr. Zaslav’s base salary; (2) material reduction in the amount of the annual bonus which he is eligible to earn; (3) relocation of his primary office at Discovery to a facility or location that is more than forty (40) miles away from his primary office location immediately prior to such relocation and is further away from his residence, provided that a relocation to midtown Manhattan, New York shall not constitute good reason; (4) material reduction of his duties; or (5) material breach of his employment agreement. The “good reason” definition includes a requirement of notice and an opportunity to cure.

Under the terms of Mr. Zaslav’s employment agreement, “change in control” means (A) the merger, consolidation or reorganization of Discovery with any other company (or our issuance of our voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of our voting securities or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that DHC, Cox Communications, Inc. or Advance Newhouse Communications (and their respective affiliates) shall hold, in the aggregate, at least 50% of the voting power of our voting securities; (B) the consummation by us of a plan of complete liquidation or an agreement for our sale, or disposition of all or substantially all of our assets, other than any such sale or disposition to an entity at least 50% of the combined voting power of the voting securities of which is owned immediately after the sale or disposition by DHC, Cox Communications, Inc. or Advance Newhouse Communications (and their respective affiliates); or (C) any sale, transfer or issuance of our voting securities (including any series of related transactions) as a result of which DHC, Cox

Communications, Inc. or Advance Newhouse Communications (and their respective affiliates) shall cease to hold, in the aggregate, directly or indirectly, at least 50% of the voting power of our voting securities.

Singer Employment Agreement.  Under the terms of Mr. Singer’s employment agreement, “cause” means: (a) the willful and continued failure by Mr. Singer to substantially perform his duties under the employment agreement (other than any such failure resulting from the Mr. Singer’s death or incapacity due to mental or physical disability, as determined by the company in good faith); (b) Mr. Singer’s willful failure to follow the lawful written direction of the Chief Executive Officer or the Board; (c) the indictment of Mr. Singer for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty for which there may be imposed a sentence of incarceration of a year or more; (d) Mr. Singer willfully engaging in misconduct with regard to us or in the performance of his duties for us (including theft, fraud, embezzlement, or securities law violations); (e) Mr. Singer willfully engaging in misconduct (other than with regard to the company or in the performance of his duties for the company) that has a material negative impact on the company, economically or as to its reputation. For purposes of this definition, no act, or failure to act, on the part of Mr. Singer shall be considered “willful,” unless done, or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the company. The definition of “cause” under Mr. Singer’s employment agreement includes a requirement of notice and an opportunity to cure.

Under the terms of Mr. Singer’s employment agreement, “good reason” means (a) a material reduction in Mr. Singer’s title, duties or responsibilities; or change in his reporting relationship; (b) our relocation to a location outside the Washington DC metropolitan area; or (c) a material breach by us of the agreement. The “good reason” definition includes a requirement of notice and an opportunity to cure.

Campbell Employment Agreement.  Under the terms of Bruce Campbell’s employment agreement, “termination for cause” occurs in the event that Mr. Campbell (a) is convicted of any felony, any lesser crime of sufficient import that materially discredits or materially and adversely affects our reputation or ability to conduct its business in the normal course, or any substantial offense involving our property or any of our subsidiaries or affiliates (e.g., theft, conversion, destruction of property, tampering with our computer system), (b) engages in willful misconduct or neglect in connection with the performance of Mr. Campbell’s duties that has a materially adverse effect on us, or (c) engages in other conduct that constitutes a breach of his employment agreement.

Under the terms of Mr. Campbell’s employment agreement, “good reason” means (a) his demotion or a material reduction in his duties, responsibilities or authority; (b) a material change in the location of the Discovery office where Mr. Campbell works (e.g., not relocation to another location in New York, New York); (c) a material breach of Mr. Campbell’s employment agreement by us; (d) a “change of control” of us where the successor does not assume Mr. Campbell’s employment agreement; (e) a reduction in base salary or target bonus opportunity; (f) a change in the DAP which reduces Mr. Campbell’s potential benefits thereunder; and (g) a change in the position to whom Mr. Campbell reports.

Under the terms of Mr. Campbell’s employment agreement, a “change in control” shall be deemed to occur upon (i) the dissolution, liquidation or sale of all or substantially all of our assets; (ii) a merger or consolidation in which we are not the sole surviving corporation; (iii) a reverse merger in which we are the surviving corporation but the shares of our common stock immediately preceding the merger are converted by virtue of the merger into other property; (iv) the consummation of a transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than us, any of our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; or (v) the sale or other disposition of all or substantially all of our assets.

Alpert Romm Employment Agreement.  Ms. Alpert Romm’s employment agreement contains the same definition of “termination for cause” that is included in Mr. Campbell’s agreement. Under the terms of Ms. Alpert Romm’s employment agreement, “good reason” means (a) a material reduction in her duties or responsibilities, or (b) a material change in the location of the office where Ms. Alpert Romm works (e.g., not relocation to another location in the Washington, DC metropolitan area). The “good reason” definition includes a requirement of notice and an opportunity to cure.

LaSala Employment Agreement.  Mr. LaSala’s employment agreement contains the same definition of “termination for cause” that is included in Mr. Campbell’s agreement. Under the terms of Mr. LaSala’s employment agreement, “good reason” means: (a) a material breach or material failure by us to perform our material obligations under the employment agreement; (b) a material reduction in Mr. LaSala’s title, authority, duties, base compensation or responsibilities; (c) a material change in the location of the office where Mr. LaSala works (i.e. relocation to a location outside the Washington, DC metropolitan area); and/or (d) we require Mr. LaSala to report to a position other than its President and CEO without Mr. LaSala’s consent to the change in reporting relationship. The “good reason” definition includes a requirement of notice and an opportunity to cure.

Certain Relationships and Related Transactions

In the ordinary course of business, we were a party during 2008, and expect to continue to be a party during 2009, to certain business transactions with institutions affiliated with members of our Board of Directors. Management believes that the terms and conditions of the transactions were no more and no less favorable to us than the terms of similar transactions with unaffiliated institutions to which we are, or expect to be, a party. Those transactions that are required to be disclosed under rules promulgated by the SEC are described below.

Michael J. Donohue, the brother-in-law of John Hendricks, has been employed by Discovery since 1983, shortly after the founding of the company by Mr. Hendricks in 1982. Mr. Hendricks is the Chairman of the Board and a director of Discovery. Mr. Donohue currently serves as Director of Credit Risk and Analysis in Discovery’s finance department. For 2008, Mr. Donohue received cash compensation of approximately $138,000 (which includes base salary, incentive compensation under the ICP and payments under the DAP). On vesting of his DAP units in 2008, Mr. Donohue received 10,071 cash-settled stock appreciation rights (“CS-SAR“s). One half of those CS-SARs vest on March 15, 2009 and will expire on March 15, 2010. The other half vest on March 15, 2010 and will be automatically exercised for the recipient on that date. Mr. Donohue participates in Discovery’s employee benefit programs on the same basis as other employees at his level in the company.

Mr. Hendricks is involved in a leadership role with numerous nonprofit organizations, many of which have missions that are aligned with Discovery’s business philosophy. Mr. Hendricks and the John and Maureen Hendricks Charitable Foundation provide significant funding to these organizations and Discovery also has made charitable contributions or payments to these organizations. In 2008, amounts in excess of $120,000 were contributed or paid by Discovery to the following organizations in which Mr. Hendricks serves as a director or in another leadership role as indicated.

•	Discovery Channel Global Education Partnership (“DCGEP”) (Director and Chairman). Discovery’s cash and in-kind contributions totaled $1.2 million in 2008. The DCGEP is a nonprofit organization that provides educational media and television services to schools in third-world countries with an emphasis in Africa. Discovery is a founding member and other companies and individuals also make contributions to the DCGEP.

•	Lowell Observatory (Member of non-governing Advisory Council). Lowell Observatory is a nonprofit astronomical research organization. Discovery is the named sponsor of the next-generation Lowell telescope, which is known as The Discovery Channel Telescope. Discovery provided a 10-year grant of $10 million, $2 million of which was paid in 2008 and $2 million of which remains outstanding. Discovery has naming rights to the telescope and is a media partner for the telescope, its discoveries and related public educational outreach activities.

•	American Film Institute (“AFI”) (Member of Board of Governors). Discovery and AFI collaborate on the annual SilverDocs Film Festival, a documentary festival, which AFI and Discovery jointly created. As part of the partnership effort to fund and operate the annual SilverDocs Film Festival, Discovery makes annual cash payments. Cash and in-kind contributions totaled $1.5 million in 2008.

Discovery provides various support services to HIH, Mr. Hendricks’ investment business, including administrative, technology and office support services. HIH reimburses Discovery for its incremental costs for these services. In 2008, total costs incurred by Discovery for these services and for which HIH reimbursed Discovery were $180,500.

Steve Sidel, the son-in-law of Mr. Robert J. Miron and the brother-in-law of Mr. Steven Miron (who are directors of Discovery), has been employed by Discovery for approximately 12 years and is currently employed in Discovery’s Corporate Development division. For 2008, Mr. Sidel received cash compensation of approximately $976,000 (which includes base salary, incentive compensation under the ICP and payments under the DAP). On vesting of his DAP units in 2008, Mr. Sidel received 25,153 additional DAP units and 67,142 CS-SARs, which vest and are exercisable on the same terms as the CS-SARs held by Mr. Donohue described above. Mr. Sidel participates in Discovery’s employee benefit programs on the same basis as other employees at his level in the company.

We receive satellite uplink, systems integration, origination and post-production services from Ascent Media Group (“Ascent”). In 2008, we paid Ascent approximately $40 million in respect of these services. Prior the completion of the Transaction, Ascent was 100% owned by DHC, our predecessor, and prior to the Transaction, our 66 2/3% owner.

In connection with the Transaction, Ascent Media Sound, which we refer to as “CSS,” became our wholly-owned subsidiary. Ascent and CSS entered into a Services Agreement, pursuant to which Ascent agreed to provide the following services to CSS for the one-year period beginning on September 17, 2008:

•	accounting and finance services, including general ledger, cash management, purchasing, collections and payables;

•	human resource services;

•	information technology services;

•	payroll services; and

•	real estate management services.

Under the Services Agreement, CSS agreed to pay Ascent a fee of $1 million and to reimburse Ascent for any out-of-pocket expenses incurred in providing these services. Ascent also agreed to make cash advances to CSS from time to time, in an aggregate principal amount not to exceed $1.5 million, as reasonably required to meet CSS’ current payroll and to pay third-party vendors in the ordinary course of business. These advances will be due and payable in full on the first anniversary of the Transaction and will bear interest at the prime rate as published from time to time by The Wall Street Journal, calculated on an average daily balance basis.

In connection with the Transaction, we entered into a number of agreements with DHC and Advance/Newhouse. These agreements are described below:

Transaction Agreement.  We, DHC and Advance/Newhouse and certain of its affiliates entered into the Transaction Agreement, which established the important terms and conditions relating to the implementation of the Transaction, including Advance/Newhouse’s contribution of its entire interest in Discovery Communications Holding, LLC and Animal Planet L.P. With the closing of the Transaction, the obligations under the Transaction Agreement have been substantially completed. We continue to have obligations to indemnify Advance/Newhouse, its affiliates and their respective officers, directors, stockholders, partners, employees, representatives, agents and trustees against:

•	any actual and direct losses incurred by any such person arising out of resulting from any breach of DHC and our representations that DHC owns shares of Discovery and interests of Animal Planet;

•	any actual and direct losses incurred by any such person arising out of or resulting from any failure by DHC to perform any covenant or agreement made by DHC in the Transaction Agreement in all material respects;

•	any liability for taxes incurred by Advance/Newhouse as a consequence of the release of any of the Advance/Newhouse escrow shares from the escrow to the extent that the Advance/Newhouse contribution (in conjunction with the merger) otherwise qualified as a tax-free exchange within the meaning of Section 351 of the Internal Revenue Code; and

•	any actual or direct losses incurred by such person arising out of or relating to any claim by a third party that arises:

•	solely out of the ownership or operation of the business, assets or liabilities of Ascent Media Corporation (“AMC”) after the closing of the Transaction; or

•	out of any state of facts relating to DHC, Discovery or AMC (but not including any liability of Discovery) existing at or prior to the closing of the Transaction.

Without duplication of the foregoing indemnity, DHC and Discovery will indemnify Advance/Newhouse, its affiliates and their respective officers, directors, stockholders, employees, representatives, agents and trustees, from Advance/Newhouse’s “loss percentage” of:

•	any losses incurred by any such person arising out of or resulting from any failure by DHC to perform any covenant or agreement made by DHC in the Transaction Agreement in all material respects;

•	any liability of any of DHC, Discovery or AMC (but not including any liability of Discovery and its subsidiaries or the company holding the assets of CSS and its subsidiaries) arising out of a state of facts existing at or prior to the closing date of the Transaction; and

•	any liabilities or other obligations incurred, created or assumed by the company holding the assets of CSS or its subsidiaries prior to the closing of the Transaction for which Discovery or its subsidiaries (other than the company holding the assets of CSS or its subsidiaries) become obligated after the closing of the Transaction.

Subject to certain limitations in the Transaction Agreement, following completion of the Transaction, Advance/Newhouse will indemnify DHC and Discovery, our affiliates and their respective officers, directors, stockholders, partners, employees, representatives, agents and trustees, against any losses incurred by any such person arising out of or resulting from:

•	any breach of a representation or warranty made by Advance/Newhouse in the Transaction Agreement; and

•	any losses incurred by any such party arising out of or resulting from any breach or failure by Advance/Newhouse to perform any covenant or agreement made by Advance/Newhouse in the Transaction Agreement.

As of December 31, 2008, no claims for indemnification had been made.

Merger Agreement.  We entered into an Agreement and Plan of Merger with DHC and DHC Merger Sub, Inc., pursuant to which DHC Merger Sub, Inc., a transitory merger subsidiary merged with and into DHC in accordance with the provisions of Delaware law, and DHC continued as the surviving entity. As a result of the merger, including the conversion of securities described below, Discovery became the new public parent company and DHC became a wholly-owned subsidiary of Discovery. The conversion of each share of DHC Series A common stock into 0.5 shares of our Series A and 0.5 shares of our Series C common stock and the conversion of each share of DHC Series B common stock into 0.5 shares of our Series B and 0.5 shares of our Series C common stock was accomplished pursuant to this agreement. The conversion of outstanding options to acquire DHC common stock were also converted in to options to acquire Discovery common stock or stock appreciation rights settled in shares of Discovery common stock under this agreement.

Escrow Agreement.  We entered into an escrow agreement with Advance/Newhouse and J.P. Morgan Trust Bank, N.A., as escrow agent, providing for the deposit of shares of our Series A and Series C preferred stock with the escrow agent for the benefit of Advance/Newhouse. The escrow shares have been registered in the name of Advance/Newhouse, and Advance/Newhouse has the right to vote the escrow shares until such time as they are released directly to Advance/Newhouse or returned to Discovery, in each case, as described below. As of March 2, 2009, we have deposited 792,361 shares of Series A preferred stock and 792,361 shares of Series C preferred stock with the escrow agent.

The escrow shares (and any related escrow property) will be released from the escrow as follows:

•	upon each issuance of shares of Discovery Series A common stock pursuant to the exercise of a stock appreciation right granted in connection with the merger, the escrow agent will promptly release from escrow and distribute to Advance/Newhouse, a number of shares of Discovery Series A preferred stock convertible into 1/2 of the number of shares of Discovery Series A common stock so issued and any escrow property (other than such shares) that are attributable to such released shares of preferred stock;

•	upon each issuance of shares of Discovery Series C common stock pursuant to the exercise of a stock appreciation right granted in connection with the merger, the escrow agent will promptly release from escrow and distribute to Advance/Newhouse, a number of shares of Discovery Series C preferred stock convertible into 1/2 of the number of shares of Discovery Series C common stock so issued and any escrow property (other than such shares) that are attributable to such released shares of convertible preferred stock;

•	upon each issuance of shares of Discovery Series A common stock or Discovery Series B common stock pursuant to the exercise of a Discovery Series A option or Series B option granted in connection with the merger, the escrow agent will promptly release from escrow and distribute to Advance/Newhouse, a number of shares of Discovery Series A preferred stock convertible into shares of Discovery Series A common stock equal to 1/2 of the quotient of (x) the aggregate number of shares of Discovery Series A common stock or Discovery Series B common stock subject to such option multiplied by the spread between the fair market value of such shares of Discovery common stock issuable upon exercise of such option on the date of exercise and the exercise price of such option and (y) the fair market value of shares of Discovery Series A common stock or Discovery Series B common stock subject to such option, and any escrow property (other than such shares) that are attributable to such released shares of preferred stock;

•	upon each issuance of shares of Discovery Series C common stock pursuant to the exercise of a Discovery Series C option granted in connection with the merger, the escrow agent will promptly release from escrow and distribute to Advance/Newhouse, shares of Discovery Series C preferred stock convertible into a number of shares of Discovery Series C common stock equal to 1/2 of the quotient of (x) the aggregate number of shares of Discovery Series C common stock subject to such option multiplied by the spread between the fair market value of such shares of Discovery Series C common stock issuable upon exercise of such Series C option on the date of exercise and the exercise price of such Series C option and (y) the fair market value of shares of Discovery Series C common stock subject to such Series C option, and any escrow property (other than such shares) that are attributable to such released shares of convertible preferred stock;

•	the escrow will terminate at such time as all stock appreciation rights and converted options have been exercised or the time period within which such stock appreciation rights and converted options may be exercised has expired, following which the escrow agent will promptly distribute any escrow shares and escrow property remaining in escrow to Discovery.

Reorganization Agreement.  We entered into a reorganization agreement with DHC, AMC, Ascent Media Group, LLC and CSS that provided for, among other things, the principal corporate transactions required to effect the AMC spin-off, certain conditions to the AMC spin-off and provisions governing the relationship between Discovery and DHC on the one hand, and AMC on the other hand, with respect to and resulting from the AMC spin-off.

The reorganization agreement provided that:

•	DHC will transfer to AMC, or cause its subsidiaries to transfer to AMC, all of the outstanding ownership interests in Ascent Media CANS, LLC and Ascent Media Group, LLC; and

•	Ascent Media Group, LLC will transfer to DHC, or one of its subsidiaries, all of the outstanding ownership interests in CSS.

The reorganization agreement also provides for mutual indemnification obligations, which are designed to make AMC financially responsible for substantially all liabilities that may exist relating to the business of AMC prior to the AMC spin-off, as well as for all liabilities incurred by AMC after the AMC spin-off, and to make DHC and Discovery financially responsible for certain potential liabilities of AMC arising prior to the AMC spin-off which are not related to the business of AMC, including, for example, any liabilities arising as a result of AMC having been a subsidiary of DHC. The reorganization agreement also provides for AMC to assume all or substantially all outstanding financial obligations of DHC at the closing (other than any liabilities relating to Ascent Media Sound), which are expected to be less than all or substantially all of DHC’s unrestricted cash and cash equivalents then on hand to be transferred by DHC to AMC prior to the AMC spin-off.

In addition, the reorganization agreement provides for each party to preserve the confidentiality of all confidential or proprietary information of the other parties for five years following the AMC spin-off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

Tax Sharing Agreement.  Under the tax sharing agreement between Discovery, DHC, AMC and other parties thereto, generally DHC will be responsible for (i) all U.S. federal, state, local and foreign income taxes attributable to DHC or any of its subsidiaries for any tax period that begins after the date of the AMC spin-off (and for any tax period that begins on or before and ends after the date of the AMC spin-off, for the portion of that period after the date of the AMC spin-off), other than such taxes arising as a result of the AMC spin-off and related internal restructuring of DHC, (ii) all taxes arising as a result of the AMC spin-off to the extent such taxes arise as a result of any breach on or after the date of the AMC spin-off of any representation, warranty, covenant or other obligation of DHC or of a subsidiary or shareholder of DHC made in connection with the issuance of the tax opinion relating to, among other things, the qualification of the AMC spin-off as a transaction under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes or in the tax sharing agreement, and (iii) all taxes arising as a result of such internal restructuring of DHC to the extent such taxes arise as a result of any action undertaken after the date of the AMC spin-off by DHC or a subsidiary or shareholder of DHC. AMC will be responsible for all taxes attributable to AMC or any of its subsidiaries, whether accruing before, on or after the AMC spin-off (other than any such taxes for which DHC is responsible under the tax sharing agreement), as well as (i) all taxes attributable to DHC or any of its subsidiaries (other than Discovery) for any tax period that ends on or before the date of the AMC spin-off (and for any tax period that begins on or before and ends after the date of the AMC spin-off, for the portion of that period on or before the date of the AMC spin-off), other than such taxes arising as a result of the AMC spin-off and related internal restructuring of DHC and (ii) all taxes arising as a result of the AMC spin-off or the internal restructuring of DHC to the extent such taxes are not the responsibility of DHC under the tax sharing agreement.

Registration Rights Agreement.  We also entered into a registration rights agreement with Advance/Newhouse, providing Advance/Newhouse with the right to require Discovery to use its reasonable efforts to register the shares of Discovery common stock issuable upon conversion of the preferred stock issued in the Transaction. Advance/Newhouse will have the right to demand up to three such registrations, subject to certain conditions. Discovery will be responsible for customary registration expenses incurred in connection with any such registration. Subject to certain limitations and restrictions, Advance/Newhouse will have the right to assign any or all of its registration rights to any member of its stockholder group and to third parties. Any such transferee is required to agree to be bound by the registration rights agreement and such transfer is to be effected in accordance with applicable securities laws. Advance/Newhouse may effect an underwritten public offering with respect to shares included in a shelf registration statement so long as the gross proceeds to the selling holders are expected to exceed $100,000,000. Advance/Newhouse will be permitted to select one co-lead bookrunning managing underwriter for such public offering reasonably acceptable to Discovery and Discovery will select the remaining co-lead bookrunning managers. Advance/Newhouse also has piggy-back registration rights to participate in any primary or secondary offering of shares of Discovery common stock by Discovery, whether for its own account or for the account of any other stockholders.

The registration rights agreement also contains customary provisions relating to blackout periods and indemnification.

The operating agreement of our predecessor, DCL, required that DHC and Advance/Newhouse approve (i) all transactions between DCL and any of its subsidiaries, and (ii) DHC, Advance/Newhouse or Mr. Hendricks or their affiliates or family members, including the amendment of any currently outstanding agreement. Except as described below, DHC and Advance/Newhouse approved any related party transactions to which DCL was a party. Although DHC and Advance/Newhouse have generally approved the initial hiring of the family members described above, other than Mr. Donohue who was hired shortly after we were founded, and the initial relationship with the nonprofit organizations described above, DHC and Advance/Newhouse have generally not formally approved DCL’s ongoing relationships with these family members and nonprofit organizations. Because these relationships were in place prior to the closing of the Transaction, the Nominating and Corporate Governance Committee was informed of these relationships, but did not approve them.

Policy Governing Related Person Transactions

Our current written policies and procedures for the review, approval or ratification of related person transactions and other conflict of interest matters are based on our Guidelines and our Code of Business Conduct and Ethics, which applies to all directors, officers and employees of Discovery. Among other things, the Guidelines provide that when a director has an actual or potential conflict of interest, the director should promptly inform the Chief Executive Officer, the General Counsel and the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or another independent committee of the Board designated by the Board, will resolve any conflict of interest issue involving a director, the Chief Executive Officer or any other executive officer. No related person transaction may be effected by Discovery without the approval of the Nominating and Corporate Governance Committee or another independent committee designated by the Board.

For purposes of the Guidelines, a “related person transaction” refers to any transaction which Discovery would be required to disclose pursuant to Item 404 of Regulation S-K.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information, as of December 31, 2008, regarding our securities authorized for issuance pursuant to equity compensation plans. Pursuant to these plans, we may issue options, restricted stock, restricted stock units, stock appreciation rights, or other rights to acquire shares of our common stock from time to time.

	Number of
	Securities to be				Number of Securities
	Issued Upon		Weighted-Average		Remaining Available for
	Exercise of		Exercise Price of		Future Issuance Under
	Outstanding		Outstanding		Equity Compensation Plans
	Options, Warrants		Options, Warrants		(Excluding Securities
	and Rights		and Rights		Reflected in Column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders:
Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated Effective September 16, 2008):(1)
Series A common stock	7,681,300		$14.73		34,318,700	(2)(3)
Series B common stock	—		—		—
Series C common stock	—		—		—
Discovery Communications, Inc. 2005 Non-Employee Director Incentive Plan (As Amended and Restated):(1)
Series A common stock	102,670	(4)	$15.08	(5)	4,874,760	(2)(6)
Series B common stock	—		—		—
Series C common stock	40,570		$16.14		—
Discovery Holding Company Transitional Stock Adjustment Plan :(1)(7)
Series A common stock	607,314	(8)	$10.81	(9)	—
Series B common stock	762,101		$23.46		—
Series C common stock	1,369,415	(10)	$15.05	(11)	—
Equity compensation plans not approved by security holders:	—		—		—

Total	10,563,370		$15.41		39,193,460

(1)	We assumed this equity compensation plan in connection with the Transaction. Because the Transaction provided for the exchange of securities between us and DHC, which is the predecessor entity to the Company, this plan effectively has been approved by our security holders.

(2)	Each plan permits the issuance of options, warrants and rights to acquire shares of our Series A common stock, Series B common stock, or Series C common stock, subject to a single aggregate limit per plan.

(3)	Includes 5,502,580 securities reserved for outstanding stock appreciation rights that will be settled through cash payments. Pursuant to the terms of the plan, such securities are not available for future issuance until such time as the stock appreciation rights are settled through a cash payment, or otherwise forfeited or cancelled.

(4)	Includes 18,000 restricted stock units.

(5)	The determination of the weighted average exercise price of outstanding options, warrants and rights excludes 18,000 restricted stock units.

(6)	Includes 18,000 securities reserved for issuance of outstanding restricted stock units.

(7)	The Discovery A/B Option was issued under this plan.. The information in this table assumes that the holder would exercise the stock options for Series B common stock due to additional voting rights afforded to the holder by obtaining Series B common stock. Accordingly, this table includes 117,232 options exercisable for Series A common stock with a weighted average exercise price of $10.81, 762,101 options exercisable for Series B common stock with a weighted average exercise price of $23.46, and 879,333 options exercisable for Series C common stock with a weighted average exercise price of $15.05. However, if the Discovery A/B Option is exercised for Series A common stock, then this table would have included 1,048,386 options exercisable for Series A common stock with a weighted average exercise price of $14.25, and 1,048,386 options exercisable for Series C common stock with a weighted average exercise price of $14.06.

(8)	Includes 490,082 stock appreciation rights that will be settled through the issuance of Series A common stock.

(9)	The determination of the weighted average exercise price of outstanding options, warrants and rights excludes 490,082 stock appreciation rights that will be settled through the issuance of Series A common stock.

(10)	Includes 490,082 stock appreciation rights that will be settled through the issuance of Series C common stock.

(11)	The determination of the weighted average exercise price of outstanding options, warrants and rights excludes 490,082 stock appreciation rights that will be settled through the issuance of Series C common stock.

SECURITY OWNERSHIP INFORMATION OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF DISCOVERY

Security Ownership of Certain Beneficial Owners of Discovery

The following table sets forth information, to the extent known by Discovery or ascertainable from public filings, concerning the beneficial ownership of each person or entity, other than certain of Discovery’s directors and executive officers whose ownership information follows, who owns more than five percent of the outstanding shares of its common stock and preferred stock.

The percentage ownership is based upon 134,032,337 shares of Discovery Series A common stock, 6,598,161 shares of Discovery Series B common stock, 140,630,479 shares of Discovery Series C common stock outstanding as of March 2, 2009 and 71,107,312 shares of both the Series A preferred stock and the Series C preferred stock outstanding on March 2, 2009.

As the holder of Discovery Series A convertible preferred stock, Advance/Newhouse will be entitled to vote, on an as-converted basis, with the holders of Discovery common stock matters other than the election of common stock directors. With respect to the election of common stock directors, the voting percentages represented by the shares included in the table (other than those beneficially owned by Advance/Newhouse) would be significantly higher because Advance/Newhouse, the holder of the Discovery convertible preferred stock, will not vote in the election of common stock directors. Conversely, the holders of Discovery common stock do not vote in the election of preferred stock directors.

The voting percentages in the table represent the power of the holders to vote on all matters other than the election of common stock directors.

		Amount and Nature of		Percent of	Voting
Name and Address of Beneficial Owner	Title of Class	Beneficial Ownership		Class	Power

Advance/Newhouse Programming Partnership	Series A common stock	71,107,312	(1)(2)	34.7	26.2
5000 Campuswood Drive E. Syracuse, NY 13057	Series C common stock	71,107,312	(1)(2)	33.6
	Series A Preferred Stock	71,107,312	(2)	100	100
	Series C Preferred Stock	71,107,312	(2)	100
Harris Associates L.P.	Series C common stock	17,415,830	(3)	12.4		*
Two North LaSalle Street Suite 500 Chicago, IL 60602
T. Rowe Price Associates, Inc.	Series A common stock	13,852,400	(4)	10.3	6.9
100 E. Pratt Street Baltimore, MD 21202	Series C common stock	14,527,200	(4)	10.3

(1)	Represents shares of Series A common stock and Series C common stock that would be acquired upon conversion of the shares of Series A preferred stock and Series C preferred stock that are currently outstanding.

(2)	Includes 792,361 shares of Series A preferred stock and 792,361 shares of Series C preferred stock that have been deposited into escrow (see “Certain Relationships and Related Transactions — Escrow Agreement” for a description of the escrow arrangements). Advance/Newhouse Programming Partnership (“ANPP”) has the right to vote the shares held in escrow. ANPP is owned 65% by Newhouse Programming Holdings Corp., which is a wholly-owned subsidiary of Newhouse Broadcasting Corporation. Advance Publications, Inc. (“API”) holds an indirect interest in ANPP and Newhouse Family Holdings, L.P. (“NFH”) holds 100% of API’s common shares. NFH disclaims beneficial ownership of the shares of our preferred stock held by ANPP and the shares of our common stock into which the preferred stock is convertible. Advance Long-Term Trust Management Trust (“Advance Long-Term Trust”) is the sole general partner of NFH and also disclaims beneficial ownership of the shares of preferred stock and the shares of our common stock into which the preferred stock is convertible. The trustees of the Advance Long-Term Trust are S.I. Newhouse, Jr. and Donald E. Newhouse, each of whom disclaim beneficial ownership of the shares of preferred stock held by ANPP and the common stock into which the preferred stock is convertible. As trustees, S.I. Newhouse, Jr. and Donald E. Newhouse must act jointly and cannot independently control the trust.

(3)	The number of shares is based upon Amendment No. 1 to the Schedule 13G dated February 12, 2009, filed by Harris Associates L.P., an investment adviser, and its general partner, Harris Associates Inc., with respect to our Series C common stock. Harris Associates is deemed to be the beneficial owner of 17,415,830 shares of our Series C common stock as a result of acting as investment adviser.

(4)	The number of shares is based upon the Schedules 13G dated January 9, 2009, filed by T. Rowe Price Associates, Inc. (“Price Associates”). These securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Discovery Management

The following table sets forth information with respect to the beneficial ownership by each of our executive officers and directors and all of such persons as a group of shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock.

The percentage ownership is based upon 134,032,337 shares of Series A common stock, 6,598,161 shares of Series B common stock and 140,630,479 shares of Series C common stock outstanding as of March 2, 2009.

Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 1, 2009, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of Discovery Series B common stock, though convertible on a one-for-one basis into shares of Discovery Series A common stock, is reported as beneficial ownership of Discovery Series B common stock only, and not as beneficial ownership of Discovery Series A common stock, but the voting power of the Discovery Series A and Series B common stock have been aggregated.

The voting percentages in the table represent the power of the holders to vote on all matters other than the election of directors. The holders of Discovery’s Series A preferred stock are entitled to vote, on an as-converted basis, with the holders of Discovery common stock on matters other than the election of common stock directors. With respect to the election of common stock directors, the voting percentages represented by the shares included in the table would be significantly higher because the holders of Discovery convertible preferred stock do not vote in the election of common stock directors. Conversely, the holders of Discovery common stock do not vote in the election of preferred stock directors. The persons indicated below have sole voting power with respect to the shares owned by them, except as otherwise stated in the notes to the table. The address of each person listed below is One Discovery Place, Silver Spring, Maryland 20910.

	Title of Class of	Amount and Nature of	Percent	Voting
Name of Beneficial Owner	Common Stock	Beneficial Ownership	of Class	Power

David M. Zaslav	Series A	—	—
Chief Executive Officer,	Series B	—	—	—
President and Director	Series C	—	—
Mark G. Hollinger	Series A	20,020	*
Chief Operating Officer and	Series B	—	—	*
Senior Executive Vice President	Series C	20	*
Bradley E. Singer	Series A	20,000	*
Senior Executive Vice President,	Series B	—	—	*
Chief Financial Officer	Series C	20,000	*
Joseph A. LaSala, Jr.	Series A	10,000	*
Senior Executive Vice President,	Series B	—	—	*
General Counsel & Secretary	Series C	—	—
Adria Alpert Romm	Series A	—	—	—
Senior Executive Vice President,	Series B	—	—
Human Resources	Series C	—	—
Bruce L. Campbell	Series A	—	—
President, Digital Media and	Series B	—	—	—
Corporate Development	Series C	—	—
Thomas R. Colan	Series A	—	—
Executive Vice President and	Series B	—	—	—
Chief Accounting Officer	Series C	—	—
John S. Hendricks	Series A	1,000,000
Chairman of the Board	Series B	—	—	—
and Director	Series C	—	—

	Title of Class of	Amount and Nature of		Percent	Voting
Name of Beneficial Owner	Common Stock	Beneficial Ownership		of Class	Power

John C. Malone	Series A	1,760,705	(1)(2)(3)	1.3
Director	Series B	6,093,490	(1)	92.3	31.3
	Series C	5,841,989	(1)(2)(3)	4.2
Robert R. Bennett	Series A	182,951	(4)	*
Director	Series B	762,121	(4)	11.5	3.9
	Series C	941,947	(4)	*
Paul A. Gould	Series A	164,970	(5)	*
Director	Series B	87,317		*	*
	Series C	232,287	(5)	*
Robert J. Miron	Series A	56		*
Director	Series B	147		*	*
	Series C	203		*
M. LaVoy Robison	Series A	14,309	(5)	*
Director	Series B	—		—	*
	Series C	14,309	(5)	*
J. David Wargo	Series A	15,738	(5)	*
Director	Series B	—		—	*
	Series C	15,738	(5)	*
Robert R. Beck	Series A	20,961		*
Director	Series B	11,258		*	*
	Series C	31,949		*
Lawrence S. Kramer	Series A	—		—
Director	Series B	—		—	—
	Series C	—		—
Steven A. Miron	Series A	—		—
Director	Series B	—		—	—
	Series C	—		—
All directors and executive	Series A	3,209,710	(5)(6)	2.4
officers as a Group	Series B	6,954,333	(6)	94.5	35.0
(17 persons)	Series C	7,098,442	(5)(6)	5.0

*	Less than one percent

(1)	Includes 268,337 shares of Series A common stock, 170,471 shares of Series B common stock and 438,808 shares of Series C common stock held by Mr. Malone’s wife, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 1,186,039 shares of Series A common stock and 553,339 shares of Series C common stock held by two trusts with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(3)	Includes 306,313 shares of Series A common stock and 4,813,826 shares of Series C common stock which have been pledged in support of one or more lines of credit or margin accounts.

(4)	Includes beneficial ownership of shares that may be acquired upon the exercise of stock options exercisable within 60 days of March 2, 2009.

Prior to the closing of the Transaction, Mr. Bennett held the DHC A/B Option, which was vested, and could be exercised to purchase 1,667,985 shares of DHC Series B common stock, or his election, could instead be exercised to purchase 1,667,985 shares of DHC Series A common stock. The DHC A/B Option was converted into the Discovery A/B Option in accordance with the terms of the agreements that governed the Transaction, as follows:

	Series A Common	Series B Common	Series C Common
	Stock Options	Stock Options	Stock Options

If exercised for Series A:	931,154	0	931,154
If exercised for Series B:	0	762,101	762,101

Accordingly, the total number of vested stock options held by Mr. Bennett would change, dependent on the exercise of the Discovery A/B Option. Mr. Bennet holds in total the following options:

	Series A Common	Series B Common	Series C Common
	Stock Options	Stock Options	Stock Options

If Discovery A/B Option is exercised for Series A common stock:	1,048,386	0	1,048,386
If Discovery A/B Option is exercised for Series B common stock	117,232	762,101	879,333

If Mr. Bennett exercised the Discovery A/B Option for Series A common stock, he would hold 1,114,104 shares of Series A common stock, which represents approximately 1.3% of the outstanding Series A, 20 shares of Series B common stock, which represents less than 1% of the outstanding Series B common stock and 1,111,000 shares of Series C common stock, which represents less than 1% of the outstanding Series C common stock. Mr. Bennett would also hold shares representing less than 1% of our outstanding voting power. Also includes 54,913 shares of Series A common stock, 20 shares of Series B common stock and 54,933 shares of Series C common stock owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife.

(5)	Includes beneficial ownership of shares that may be acquired upon exercise of stock options exercisable within 60 days after March 2, 2009.

	Series A	Series C

Paul A. Gould	14,535	14,535
M. LaVoy Robison	14,009	14,009
J. David Wargo	12,656	12,656

Total	41,200	41,200

(6)	If Mr. Bennett were to exercise the Discovery A/B Option to acquire shares of Series A common stock, as described in footnote 4, above, all directors and executive officers would hold 4,140,864 shares of Series A common stock, which would represent approximately 3.1% of the outstanding Series A common stock, 6,192,232 shares of Series B common stock, which would represent approximately 93.8% of the outstanding Series B common stock, and 7,267,495 shares of Series C common stock, which would represent approximately 5.1% of the outstanding Series C common stock. These shares would represent approximately 31.3% of our outstanding voting power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Discovery executive officers and directors, and persons who own more than ten percent of a registered class of Discovery equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to Discovery with respect to its most recent fiscal year, or written representations that no Forms 5 were required, Discovery believes that, during the year ended December 31, 2008, Messrs. R. Miron and Bennett each had one Form 4 filed late, which reported one transaction. All other Section 16(a) filing requirements applicable to Discovery officers, directors and greater than ten-percent beneficial owners were complied with.

AVAILABILITY OF ANNUAL REPORT

We filed our Annual Report on Form 10-K for the year ended December 31, 2008 with the SEC on February 26, 2009. The Annual Report on Form 10-K, including all exhibits, can also be found on our website: www.discoverycommunications.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of Investor Relations by mail at Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910, by telephone at (240) 662-2000 or by email at investor_relations@discovery.com.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2010 annual meeting, any stockholder proposal must be submitted in writing to the attention of the Corporate Secretary at Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910, by the close of business on December 2, 2009. Our bylaws require that Discovery be given advance written notice of shareholder nominations for election to our Board of Directors and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Discovery’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Corporate Secretary must receive such notice at the address noted above not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, the Corporate Secretary must receive such notice not earlier than the 100th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2010 Annual Meeting of Shareholders is held from April 11, 2010 to July 10, 2010 (as it is expected to be), in order to comply with the time periods set forth in Discovery’s bylaws, appropriate notice would need to be provided to the Corporate Secretary at the address noted above no earlier than February 10, 2010, and no later than March 12, 2010. If a shareholder fails to provide timely notice of a proposal to be presented at the 2010 Annual Meeting of Shareholders, the proxies designated by the Board of Directors of Discovery will have discretionary authority to vote on any such proposal which may come before the meeting.

Discovery’s bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Corporate Secretary for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our restated charter, our bylaws and Delaware law.

SOLICITATION BY THE BOARD; EXPENSES OF SOLICITATION

Our Board has sent you this Proxy Statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation for their services, may solicit proxies by telephone, in writing or in person. We will reimburse brokers and nominees who hold shares in their names for their reasonable out-of-pocket expenses to furnish proxy materials to the beneficial owners of such shares.

By Order of the Board of Directors,

Joseph A. LaSala, Jr.
Senior Executive Vice President, General Counsel and Corporate Secretary

March 31, 2009

DISCOVERY COMMUNICATIONS, INC. ONE DISCOVERY PLACE SILVER SPRING, MD 20910 DISCOVERY COMMUNICATIONS, INC. THE ENCLOSED MATERIAL HAS BEEN SENT TO SERIES C COMMON STOCK HOLDERS FOR INFORMATIONAL PURPOSES ONLY. DISCOVERY COMMUNICATIONS, INC. The following proposals are being considered at the TO RECEIVE FUTURE DISCOVERY COMMUNICATIONS, INC. upcoming meeting. This information is being provided for STOCKHOLDER COMMUNICATIONS VIA THE INTERNET, PLEASE GO TO informational purposes only. WWW.ICSDELIVERY.COM, AND FOLLOW THE SIMPLE INSTRUCTIONS. 1. Election of directors for terms specified in the proxy statement. Common Stock Nominees: Preferred Stock Nominees: 01) Robert R. Beck 01) Lawrence S. Kramer 02) J. David Wargo 02) Robert J. Miron 03) Steven A. Miron 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Discovery Communications, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2009. 3. By the proxy holders, in their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

DISCOVERY COMMUNICATIONS, INC. ONE DISCOVERY PLACE SILVER SPRING, MD 20910 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M11142 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DISCOVERY COMMUNICATIONS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS A number(s) of the nominee(s) on the line below. VOTE “FOR” ITEMS 1 AND 2. Vote On Directors 0 0 0 1. ELECTION OF DIRECTORS Nominees: 01) Lawrence S. Kramer 02) Robert J. Miron 03) Steven A. Miron Vote On Proposals For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Discovery Communications, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2009. 0 0 0 3. By the proxy holders, in their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com. DISCOVERY COMMUNICATIONS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 11, 2009 The stockholder(s) hereby appoint(s) Joseph A. LaSala, Jr. and Bradley E. Singer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Preferred Stock of Discovery Communications, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am, Eastern Time on May 11, 2009, at Discovery’s offices located at One Discovery Place, Silver Spring, Maryland 20910, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DISCOVERY COMMUNICATIONS, INC. ONE DISCOVERY PLACE SILVER SPRING, MD 20910 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M11699 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DISCOVERY COMMUNICATIONS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS A number(s) of the nominee(s) on the line below. VOTE “FOR” ITEMS 1 AND 2. Vote On Directors 0 0 0 1. ELECTION OF DIRECTORS Nominees: 01) Robert R. Beck 02) J. David Wargo Vote On Proposals For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Discovery Communications, Inc.’s independent registered 0 0 0 public accounting firm for the fiscal year ending December 31, 2009. 3. By the proxy holders, in their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com. DISCOVERY COMMUNICATIONS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 11, 2009 The stockholder(s) hereby appoint(s) Joseph A. LaSala, Jr. and Bradley E. Singer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Common Stock or Series B Common Stock of Discovery Communications, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am, Eastern Time on May 11, 2009, at Discovery’s offices located at One Discovery Place, Silver Spring, Maryland 20910, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE